
                                                                       EXHIBIT 1













                            ASSET PURCHASE AGREEMENT

                                 by and between

                        OXFORD FINANCE ACQUISITION CORP.



                                       and



                           OXFORD FINANCE CORPORATION





                          Dated as of January 28, 2004





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                                TABLE OF CONTENTS

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Article I         DEFINITIONS AND DEFINED TERMS..........................................................1

         Section 1.1          Definitions and Defined Terms..............................................1

Article II        PURCHASE OF ASSETS.....................................................................2

         Section 2.1          Purchase and Sale of Transferred Assets....................................2

         Section 2.2          Excluded Assets............................................................3

Article III       ASSUMPTION OF LIABILITIES..............................................................3

         Section 3.1          Assumed Liabilities........................................................3

         Section 3.2          Retained Liabilities.......................................................3

Article IV        PURCHASE PRICE.........................................................................4

         Section 4.1          Purchase Price.............................................................4

         Section 4.2          Closing Date Adjustment Report.............................................5

         Section 4.3          Payment of Post-Closing Adjustments........................................6

         Section 4.4          Allocation of Consideration................................................7

         Section 4.5          Prorations.................................................................7

Article V         CLOSING................................................................................8

         Section 5.1          Closing....................................................................8

         Section 5.2          Deliveries at Closing......................................................8

         Section 5.3          Conditions to Each Party's Obligation to Effect the Transactions
                              Contemplated by this Agreement............................................10

         Section 5.4          Conditions to Purchaser's Obligation to Effect the Transactions
                              Contemplated by this Agreement............................................10

         Section 5.5          Conditions to Seller's Obligation to Effect the Transactions
                              Contemplated by this Agreement............................................12

         Section 5.6          Frustration of Closing Conditions.........................................13

Article VI        REPRESENTATIONS AND WARRANTIES OF SELLER..............................................13

         Section 6.1          Organization..............................................................13

         Section 6.2          Authority.................................................................14

         Section 6.3          Consents and Approvals; No Violations.....................................14

         Section 6.4          Books and Records.........................................................14

         Section 6.5          SEC Reports and Financial Statements......................................14

         Section 6.6          Absence of Certain Changes or Events......................................16
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         Section 6.7          Employee Benefits.........................................................16

         Section 6.8          Contracts.................................................................17

         Section 6.9          Financing Contracts.......................................................18

         Section 6.10         Receivables of Seller.....................................................19

         Section 6.11         Portfolio Property........................................................20

         Section 6.12         Insurance.................................................................20

         Section 6.13         Litigation................................................................21

         Section 6.14         Compliance with Applicable Law............................................21

         Section 6.15         Taxes.....................................................................22

         Section 6.16         Environmental.............................................................23

         Section 6.17         State Takeover Statutes...................................................24

         Section 6.18         Proprietary Rights........................................................24

         Section 6.19         Opinion of Financial Advisor..............................................25

         Section 6.20         Board Approval............................................................26

         Section 6.21         Voting Requirements.......................................................26

         Section 6.22         Brokers and Finders.......................................................26

         Section 6.23         Information Supplied......................................................26

         Section 6.24         No Third Party Options....................................................27

         Section 6.25         Assets Necessary to Business..............................................27

         Section 6.26         No Default................................................................27

         Section 6.27         Transactions with Affiliates..............................................27

         Section 6.28         Labor Relations...........................................................27

         Section 6.29         Title to Assets...........................................................28

         Section 6.30         Absence of Certain Business Practices.....................................28

         Section 6.31         Real Property; Title......................................................28

         Section 6.32         No Misleading Statements..................................................29

Article VII       REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................29

         Section 7.1          Organization..............................................................29

         Section 7.2          Authority.................................................................29

         Section 7.3          Consents and Approvals; No Violations.....................................29

         Section 7.4          Brokers and Finders.......................................................30

         Section 7.5          Information Supplied......................................................30

         Section 7.6          Financing.................................................................30
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                                       ii


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         Section 7.7          Litigation................................................................30

Article VIII      COVENANTS.............................................................................31

         Section 8.1          Covenants of Seller.......................................................31

         Section 8.2          No Solicitation...........................................................33

         Section 8.3          Stockholder Meeting; Preparation of Proxy Statement.......................35

         Section 8.4          Access to Information.....................................................36

         Section 8.5          Disclosure Supplements....................................................36

         Section 8.6          Commercially Reasonable Efforts...........................................37

         Section 8.7          State Takeover Statutes...................................................37

         Section 8.8          Certain Litigation........................................................38

         Section 8.9          Notification of Certain Matters...........................................38

         Section 8.10         Transfer Taxes............................................................38

         Section 8.11         Filings Under HSR Act.....................................................38

         Section 8.12         Confidentiality...........................................................38

         Section 8.13         Delivery of Agreements....................................................38

         Section 8.14         No Inconsistent Action....................................................39

         Section 8.15         Payment of Accounts Payable...............................................39

         Section 8.16         Powers of Attorney........................................................39

         Section 8.17         Seller's Rights...........................................................39

         Section 8.18         Further Assurances........................................................39

         Section 8.19         Release of Liens..........................................................40

         Section 8.20         Consents to Transfer Assets...............................................40

         Section 8.21         Employment Matters........................................................40

         Section 8.22         Bulk Sales Laws...........................................................41

         Section 8.23         No Solicitation of Employees..............................................41

         Section 8.24         Collection of Accounts Receivables........................................41

         Section 8.25         Termination of Seller's Activities........................................41

         Section 8.26         Cancellation of Stock Options.............................................42

         Section 8.27         Payoff Amount.............................................................42

Article IX        TERMINATION...........................................................................42

         Section 9.1          Termination...............................................................42

         Section 9.2          Effect of Termination.....................................................43

         Section 9.3          Fees and Expenses.........................................................44
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                                      iii

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         Section 9.4          Termination Fees..........................................................44

         Section 9.5          Extension; Waiver.........................................................44

Article X         SURVIVAL; INDEMNIFICATION.............................................................45

         Section 10.1         Survival of Indemnification Rights........................................45

         Section 10.2         Seller Indemnification Obligations........................................45

         Section 10.3         Purchaser Indemnification Obligations.....................................46

         Section 10.4         Indemnification Procedure.................................................46

         Section 10.5         Calculation of Indemnity Payments.........................................47

         Section 10.6         Relation of Indemnity to Contingent Payment...............................47

         Section 10.7         Indemnification Amounts...................................................47

         Section 10.8         Limitation on Liability...................................................48

Article XI        MISCELLANEOUS PROVISIONS..............................................................48

         Section 11.1         Notices...................................................................48

         Section 11.2         Interpretation............................................................49

         Section 11.3         Counterparts..............................................................49

         Section 11.4         Entire Agreement; No Third Party Beneficiaries............................49

         Section 11.5         Governing Law.............................................................50

         Section 11.6         Publicity.................................................................51

         Section 11.7         Assignment................................................................51

         Section 11.8         Enforcement...............................................................51

         Section 11.9         Severability..............................................................51

         Section 11.10        Modification..............................................................51

         Section 11.11        Expenses..................................................................51


Exhibits

Exhibit A - Definitions and Defined Terms
Exhibit B - Form of Assignment and Assumption Agreement
Exhibit C - Closing Date Adjustment Report
Exhibit D - Form of Bill of Sale
Exhibit E - Form of Trademark Assignment Agreement
Exhibit F - Form of Domain Name Assignment Agreement
Exhibit G - Form of Subscription Agreement

                            ASSET PURCHASE AGREEMENT

                This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 28, 2004 by and between Oxford Finance Acquisition Corp., a Delaware corporation ("Purchaser"), and Oxford Finance Corporation, a Maryland corporation ("Seller").

                                    RECITALS

                WHEREAS, Seller is engaged in the business of providing senior secured equipment financing primarily to emerging-growth life science companies (the "Business");

                WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase, all of the tangible and intangible assets of Seller used in connection with the Business, in connection with which Purchaser will assume certain liabilities and obligations of Seller related to the Business, and Seller will remain solely liable for all liabilities and obligations of the Business other than those expressly assumed by Purchaser;

                WHEREAS, in order to induce Purchaser to enter into this Agreement, certain stockholders of Seller are simultaneously entering into Voting and Support Agreements with respect to the approval of this Agreement and the transactions contemplated hereby (collectively, the "Voting and Support Agreements"); and

                WHEREAS, in order to induce Purchaser to enter into this Agreement, J. Alden Philbrick, IV and Michael Altenburger are simultaneously entering into separate employment agreements with Purchaser to become effective on the Closing Date (collectively, the "Employment Agreements").

                NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                          DEFINITIONS AND DEFINED TERMS

                Section 1.1 Definitions and Defined Terms. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A hereto.

                                   ARTICLE II

                               PURCHASE OF ASSETS

                Section 2.1 Purchase and Sale of Transferred Assets. On the terms and subject to the conditions set forth herein, at the Closing, as described in Article V hereto, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, good and valid title to, and all rights and interests of Seller in and to, all of the rights, properties and assets used or held for use in, necessary for or relating to the Business, other than the Excluded Assets (collectively, the "Transferred Assets"), free and clear of all Liens, except Permitted Liens, including, good and valid title to, and all rights and interests in and to, the following:

                (a) All assets reflected on the balance sheet as of and for the year ended December 31, 2003 relating to the Business (the "Balance Sheet") and all assets used to generate revenue and income reflected on the income statement relating to the Business for the year ended December 31, 2003 (the "Income Statement"), which Balance Sheet and Income Statement are set forth in
Schedule 2.1(a), other than, in each case, assets disposed of after the date of such Balance Sheet and Income Statement and on or prior to the Closing in the ordinary course of business as permitted under Section 8.1 hereto.

                (b) All assets used, or held for use in, necessary for or otherwise relating to the Business acquired by Seller in the ordinary course of business after December 31, 2003 and on or prior to the Closing.

                (c) All leases to which Seller is a party, including real property leases for the operating facilities, relating to the Business and any improvements thereunder.

                (d)     All Financing Contracts relating to the Business.

                (e)     All other Contracts relating to the Business.

                (f) All securities or warrants to acquire securities issued to Seller in connection with any Financing Contract (the "Securities").

                (g) All general intangibles and intangible property, including all Seller's Rights.

                (h) All accounts receivable, notes receivable and other indebtedness related to the Business that are outstanding as of the Closing (the "Accounts Receivable").

                (i) All rights under Contracts, including Financing Contracts, relating to the Business to the extent that such rights relate to non-competition, confidentiality or non-solicitation obligations enforceable against a third party.

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                (j)     All current, fixed or prepaid assets, prepaid items and
plant, property and equipment used or held for use in, necessary for or relating to the Business.

                (k) All Permits used or held for use in, necessary for or relating to the Business including the Seller Permits, to the extent transferable under applicable Law.

                (l) All books and records relating to the Business or the Transferred Assets, including those in respect of Taxes.

                The Contracts included in the Transferred Assets, including those listed above, are hereinafter collectively referred to as the "Assumed Contracts."

                Section 2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the rights, properties and assets set forth on Schedule 2.2 (collectively, the "Excluded Assets") will not be included in the Transferred Assets.

                                  ARTICLE III

                            ASSUMPTION OF LIABILITIES

                Section 3.1 Assumed Liabilities. At the Closing, pursuant to an Assignment and Assumption Agreement in the form of Exhibit B attached hereto (the "Assignment and Assumption Agreement"), Seller will assign all of its rights, title and interest in, to and under, and Purchaser will assume and agree to undertake, pay, satisfy, discharge and perform in respect of, all liabilities, obligations and indebtedness of Seller set forth on Schedule 3.1 (collectively, the "Assumed Liabilities").

                Section 3.2 Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree or undertake to pay, satisfy or discharge or perform in respect of, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy or discharge or perform in respect of, any liability, obligation or indebtedness (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured or otherwise), including for or in respect of Taxes, of Seller or of any other Person or in any way relating to the Business as conducted on or prior to the Closing other than the Assumed Liabilities (such liabilities and obligations retained by Seller, including all liabilities and obligations with respect to the Excluded Assets, being referred to herein as the "Retained Liabilities"). It is specifically agreed that Seller shall remain liable for all the Retained Liabilities.

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                                   ARTICLE IV

                                 PURCHASE PRICE

                Section 4.1 Purchase Price. In consideration of the conveyance to Purchaser of all right, title and interest of Seller in and to the Transferred Assets and the other rights granted to Purchaser hereunder, and subject to the terms and conditions hereof, Purchaser shall:

                (a) at Closing, assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement;

                (b) pay an aggregate of up to US$51,000,000 (the "Purchase Price"), subject to adjustment as hereinafter provided, which shall be delivered as follows:

                        (i) at Closing, Purchaser shall pay to Seller US$49,000,000 in cash, in immediately available funds (the "Closing Date Cash Payment"); and

                        (ii) within ninety (90) calendar days of the Closing Date, Purchaser shall deliver to Seller an aggregate of US$2,000,000 (the "Contingent Payment"), unless and to the extent that such amount is reduced pursuant to Section 4.3 or
                Section 10.6 hereof, in which case Purchaser shall deliver to Seller the reduced amount, if any, in cash, in immediately available funds; provided that in the event that Purchaser has made a claim pursuant to Article X for any amount, the Contingent Payment otherwise payable hereunder shall not be made to the extent of the amount of such claim until such claim is resolved and then only to the extent of the Contingent Payment payable after accounting for the claim as so resolved; provided further, that in the case the Contingent Payment has not been delivered to Seller in accordance with this Section 4.1(b)(ii) on or before June 29, 2004, Purchaser shall deposit an amount equal to the Contingent Payment into an escrow account to be held for the benefit of Seller to the extent all or any portion of the Contingent Payment becomes payable to Seller hereunder; and

                (c) at Closing, pay to Seller the aggregate amount outstanding under the Bank Credit Agreements as of the Closing Date evidenced by executed payoff letters received from the banks which are parties to the Bank Credit Agreements no later than two (2) Business Days prior to the Closing less any Excess Cash (the "Payoff Amount") in immediately available funds. "Excess Cash" means the amount by which cash on hand and cash equivalents of Seller immediately prior to the Closing exceeds the sum of (1) the earnings of Seller in excess of distributions at Closing, (2) any net realized gains on investments prior to Closing and (3) any proceeds received by Seller on the disposition of the Cogent Asset prior to Closing.

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                Section 4.2 Closing Date Adjustment Report.

                (a) Not later than sixty (60) calendar days after the Closing Date, Seller shall prepare and deliver to Purchaser a written report (substantially in the form of Exhibit C attached hereto) (the "Closing Date Adjustment Report") identifying each Obligor under a Financing Contract (a "High Risk Obligor") with respect to which Purchaser does not have Acceptable Evidence confirming that the High Risk Obligor had sufficient available cash, as of the Closing Date, to satisfy all of its projected expenses over the six (6) month period immediately following the Closing Date. The Closing Date Adjustment Report shall also identify, with respect to each High Risk Obligor, (i) the amount by which the outstanding loan balance as of the last date such High Risk Obligor is projected to make a payment against its outstanding loan balance (the "Out of Cash Date") is undersecured based on an Under-The-Hammer Analysis on the Out of Cash Date (the "Undersecured Loan Amount") as of the Closing Date and
(ii) the value at which any Securities issued by any High Risk Obligor are carried on the Company's balance sheet as of the Closing Date (the "Securities Writeoff Amount"). For purposes of this Section 4.2(a), "Acceptable Evidence" means any of the following documentation to the extent such documentation evidences that the High Risk Obligor has, or reasonably expects to receive, sufficient cash to satisfy all of its projected expenses for at least six (6) months: (1) an executed letter of intent, or binding transaction documentation such as a subscription agreement or loan agreement, for equity or debt financing, (2) financial statements delivered by the High Risk Obligor, (3) contracts for the sale of products or services by the High Risk Obligor, (4) a collaborative agreement for just reimbursed research and development, (5) documentation verifying grant funding from a Governmental Entity or private organization, (6) any license agreements that would provide cash inflows, (7) a letter of intent for an acquisition or a merger/purchase agreement, (8) comfort letter from the existing stockholders who are also the company's lead venture capitalists, attesting to their commitment to fund the company or to provide bridge financing or (9) such other documentation that is reasonably acceptable to Purchaser. So long as the Cogent Asset remains a Transferred Asset hereunder, Purchaser and Seller agree to apply Section 4.2 to Cogent and the Cogent Asset. For purposes of Section 4.2 and 4.3 hereof, Cogent will be deemed a High Risk Obligor. Furthermore, for purposes of determining the extent to which the book value of the Cogent Asset is undersecured, Seller and Purchaser shall mutually agree upon the value of the Cogent Asset, based upon documentary evidence acceptable to Purchaser.

                (b) Unless within ten (10) calendar days after receipt of the Closing Date Adjustment Report, Purchaser delivers to Seller a reasonably detailed written statement describing any objections to such report and any figures or calculations therein, including a description of the bases of such objection (the "Objection Statement"), the report shall be final and binding.

                (c) If Purchaser delivers the Objection Statement, Purchaser and Seller shall use reasonable efforts to resolve any disputes, but if a final resolution is not reached within fifteen (15) calendar days after Purchaser has submitted the Objection Statement, the unresolved dispute shall be submitted to the Reviewing Accountants for

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determination, which shall be final and binding. Seller shall be solely responsible for all costs incurred by the Reviewing Accountants in connection with such determination.

                (d) The final and binding Closing Date Adjustment Report referred to in clauses (b) and (c) of this section shall be referred to as the "Final Closing Adjustment Report."

                Section 4.3 Payment of Post-Closing Adjustments.

                (a) The Contingent Payment shall be reduced by an amount equal to (i) the sum of (A) the total aggregate Securities Writeoff Amounts for all High Risk Obligors set forth in the Final Closing Adjustment Report, plus
(B) the amount equal to fifty percent (50%) of the total aggregate Undersecured Loan Amounts set forth in the Final Closing Adjustment Report and (ii) an amount equal to $302,685, if the Cogent Asset is not a Transferred Asset (collectively, the "Adjustment Amount"). The Adjustment Amount shall be reduced by an amount, if any, equal to the sum of the amount by which the net cash proceeds actually received by Purchaser from the sale or disposition by Purchaser of any Securities owned by Purchaser exceeds the book value of such Securities as of the Closing Date; provided that Purchaser receives such cash proceeds arising from such sale on or prior to the earlier to occur of (1) sixty (60) calendar days after the Closing Date or (2) payment of the Contingent Payment payable pursuant to Section 4.1(b)(ii), if any.

                (b) If the Adjustment Amount exceeds the Contingent Payment, then Purchaser shall have no obligation to pay any portion of the Contingent Payment to Seller pursuant to Section 4.1(b)(ii). If the Contingent Payment exceeds the Adjustment Amount, subject to Section 4.3(c) and Section 10.6 hereof, such excess shall be paid in accordance with Section 4.1(b)(ii) hereof. Notwithstanding the foregoing, the Contingent Payment may not be reduced below zero (0) or increased above US$2,000,000.

                (c) The Contingent Payment also shall be reduced by an amount equal to the sum of the Closing Date book values attributable to any Securities which have not been transferred by Seller to Purchaser within ninety
(90) calendar days after the Closing Date. To the extent the Contingent Payment is actually reduced in accordance with the preceding sentence, Seller shall be entitled to retain those Securities, and only those Securities, that are the subject of such reduction. To the extent the Contingent Payment is actually reduced in accordance with paragraph (a) above, Purchaser shall be obligated to promptly transfer back to Seller those Securities, that are the subject of such reduction.

                (d) Seller acknowledges and agrees that the right to receive the Contingent Payment, if any, (i) is an integral part of the consideration provided for in this Agreement, (ii) shall not be evidenced by a certificate or other instrument, (iii) shall not be assignable or otherwise transferable (other than by will or descent after the death of a natural holder thereof), (iv) shall not accrue or pay interest on any portion thereof and (v) does not represent any right other than the right to receive the Contingent Payment. Any attempted transfer of the right to a Contingent Payment by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

                Section 4.4 Allocation of Consideration. All amounts constituting consideration within the meaning of, and for the purposes of,
Section 1060 of the Code and the regulations thereunder shall be allocated among the Transferred Assets and any other rights acquired by Purchaser hereunder, as applicable, in the manner required by Section 1060 of the Code and the regulations thereunder and all applicable Laws. Within sixty (60) calendar days after the Closing Date, Purchaser shall provide Seller with a proposed schedule (the "Allocation Schedule") allocating all such amounts as provided herein. The Allocation Schedule shall become final and binding on the parties hereto fifteen
(15) calendar days after Purchaser provides such schedule to Seller, unless Seller objects in writing to Purchaser, specifying the basis for its objection and preparing an alternative allocation. If Seller does object in writing, Purchaser and Seller shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of written notice to Purchaser of Seller's objection. Any such resolution shall be final and binding on the parties hereto. Any unresolved disputes shall be promptly submitted to the Reviewing Accountants for determination, which shall be final and binding on the parties hereto. Purchaser and Seller will each pay one-half of the fees and expenses of the Reviewing Accountants. Seller and Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this
Section 4.4, including by furnishing such information and access to books, records (including accountants work papers), personnel and properties as may be reasonably requested. Each of the parties hereto agrees to (a) prepare and timely file all Tax Returns, including Form 8594 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all tax purposes. The parties hereto will revise the Allocation Schedule to the extent necessary to reflect any Contingent Payment payable pursuant to Section 4.1(b)(ii), any payment made under Article X hereto or other post-Closing payment made pursuant to or in connection with this Agreement. In the case of any such payment, Purchaser shall propose a revised Allocation Schedule, and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision. In no event shall the allocation of consideration, on the Allocation Schedule, be such that amounts are allocated to Seller's investments in loans or Securities in excess of the fair market values of such investments.

                Section 4.5 Prorations.

                (a) With respect to any payments made pursuant to the Financing Contracts or other obligations thereunder, Seller and Purchaser shall use commercially reasonable efforts to arrange for the counterparty to such Financing Contracts to pay Seller directly prior to the Closing Date and Purchaser directly on and after the Closing Date.

                (b) After the Closing, ad valorem, use, real and personal property and similar Taxes, installments or special assessments arising from, or relating to, the Transferred Assets or the conduct of the Business, which become due and payable on or after the Closing Date and relate to periods both before and after the Closing Date, shall be prorated and adjusted between Seller and Purchaser as of the Closing Date on a per diem basis and Seller shall be responsible for and pay to Purchaser the portion of such amounts allocable to the period or portion thereof ending on the Closing Date for which payment is due after the Closing Date at least ten (10) Business Days prior to the date such Taxes become due and payable; provided that property taxes with a lien date on or prior to the Closing Date shall be the sole liability of Seller, and Seller shall pay to Purchaser all such amounts at least ten (10) Business Days prior to the date such Taxes become due and payable.

                                    ARTICLE V

                                     CLOSING

                Section 5.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, two (2) Business Days following the satisfaction or waiver of the conditions set forth in this Article V (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to such conditions), or at such other time and place and on such other date as Purchaser and Seller shall agree in writing (the "Closing Date").

                Section 5.2 Deliveries at Closing. At the Closing:

                (a) Seller shall deliver, or cause to be delivered, to Purchaser, the following:

                        (i) a duly executed general bill of sale and assignment, in the form of Exhibit D attached hereto (the "Bill of Sale");

                        (ii) the Assignment and Assumption Agreements and any other agreements or instruments necessary for assignment and assumption of the Assumed Liabilities, duly executed by Seller;

                        (iii) releases, in form and substance reasonably satisfactory to Purchaser, evidencing discharge, removal and termination of all Liens (other than Permitted Liens) to which any of the Transferred Assets are subject, which releases shall be effective at or prior to the Closing, and duly executed UCC-3 Termination Statements terminating each outstanding UCC-1 Financing Statement relating to such Liens or the Transferred Assets;

                        (iv) duly executed UCC-3 Amendments assigning each outstanding UCC-1 Financing Statement in favor of Seller relating to the Credit Enhancements to Purchaser;

                        (v) all certificates or other instruments evidencing Securities of at least eighty percent (80%) of the book value of all Securities together with such other documentation necessary to effectuate the re-issuance of the Securities in the name of Purchaser upon presentation to the issuer thereof, the remainder of which Seller shall be obligated to deliver to Purchaser within ninety (90) calendar days after the Closing Date;

                        (vi) the officer's certificate referenced in Section 5.4(c) hereto;

                        (vii) a certification from Seller in accordance with United States Treasury Regulation Section 1.1445-2(b)(2)(i) and in the form provided in United States Treasury Regulation
                Section 1.1445-2(b)(2)(iv)(B) (the "FIRPTA Certificate");

                        (viii) duly executed consents to the assignment of all Contracts, including all Financing Contracts and Credit Enhancements, requiring prior written consent to assignment;

                        (ix) a Trademark Assignment Agreement with respect to the Trademark in substantially the form attached hereto as Exhibit E (the "Trademark Assignment Agreement"), duly executed by Seller and duly notarized;

                        (x) a Domain Name Assignment Agreement in substantially the form attached hereto as Exhibit F (the "Domain Name Assignment Agreement"), duly executed by Seller; and

                        (xi) such other duly executed documents and certificates as may be required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser prior to the Closing and necessary to consummate the transactions contemplated hereby.

                (b) Purchaser shall deliver, or cause to be delivered, to Seller the following:

                        (i) the Closing Date Cash Payment and the Payoff Amount by wire transfer of immediately available funds to an account of Seller designated by Seller no later than two (2) Business Days prior to the Closing;

                        (ii) the Assignment and Assumption Agreements and any other agreements or instruments necessary for assignment and assumption of the Assumed Liabilities, duly executed by Purchaser;

                        (iii) the officer's certificate referenced in Section 5.5(c) hereto;

                        (iv) the Trademark Assignment Agreement, duly executed by Purchaser;

                        (v) the Domain Name Assignment Agreement, duly executed by Purchaser; and

                        (vi) such other duly executed documents and certificates as may be required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Seller prior to the Closing and necessary to consummate the transactions contemplated hereby.

                Section 5.3 Conditions to Each Party's Obligation to Effect the Transactions Contemplated by this Agreement. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

                (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

                (b) No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

                (c) Governmental Consents and Approvals. All necessary Consents and approvals of any Governmental Entity required for consummation of the transactions contemplated hereby, which are set forth in Schedule 5.3(c), shall have been obtained, and any waiting period applicable to consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                Section 5.4 Conditions to Purchaser's Obligation to Effect the Transactions Contemplated by this Agreement. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Purchaser:

                (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (unless such representation or warranty is already subject, by its terms, to a qualification relating to materiality or a Material Adverse Effect, in which case the words "in all material respects" immediately preceding this parenthetical shall not be given effect) as of the date of this Agreement and when made and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date).

                (b) Performance. Seller shall have complied, in all material respects, with all agreements, obligations, covenants and conditions (unless such agreements, obligations, covenants and conditions are already subject, by their terms, to a qualification relating to materiality or a Material Adverse Effect, in which case the words "in all material respects" preceding this parenthetical shall not be given effect) required hereby to be complied with by it on or prior to the Closing Date.

                (c) Officer's Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, executed on behalf of Seller, by an authorized executive officer, certifying in such detail as Purchaser may reasonably request that the conditions specified in Section 5.4(a) and Section 5.4(b) hereto have been fulfilled.

                (d) Consents. Purchaser shall have received evidence, in form and substance satisfactory to it, that Seller shall have obtained all Consents, approvals, authorizations, qualifications and Orders of third parties necessary for the transfer of the Transferred Assets and assumption of the Assumed Liabilities and set forth on Schedule 5.4(d).

                (e) Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or by any other Person (other than Purchaser and/or its Affiliates) (i) challenging the acquisition by Purchaser of any Transferred Assets, seeking to restrain or prohibit consummation of the transactions contemplated by this Agreement, or seeking to place limitations on the ownership of Transferred Assets by Purchaser or seeking to obtain from Seller or Purchaser any damages that are material in relation to Seller, (ii) as a result of any transaction contemplated by this Agreement, seeking to prohibit or materially limit the ownership or operation by Seller or Purchaser of any portion of any business or of any assets of Seller or Purchaser, or to compel Seller or Purchaser to divest or hold separate any portion of any business or of any assets of Seller or Purchaser as a result of the transactions contemplated by this Agreement or (iii) seeking to prohibit Purchaser from effectively controlling in any material respect the Business or the Transferred Assets.

                (f) Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (e) of this Section 5.4 shall be in effect.

                (g) No Prohibition. No preliminary or permanent injunction or other Order issued by any Governmental Entity, nor any Law promulgated or enacted by any Governmental Entity, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby, or imposes civil or criminal penalties on Purchaser if such transactions are consummated, shall be in effect.

                (h) Material Adverse Effect. There shall not have occurred any event or events that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                (i) Employment Agreements. Each of the Employment Agreements shall be in full force and effect.

                (j) Fairness Opinion. Seller shall have received a Fairness Opinion and such opinion shall not have been withdrawn or, in any way, modified by the Seller Financial Advisor.

                (k) Deliverables. Seller shall have delivered to Purchaser, on or prior to the Closing Date, all of the deliverables set forth in Section 5.2(a) hereof, in each case, duly executed, and, in the case of the Trademark Assignment Agreement, notarized, and in full force and effect.

                (l) California Lenders License. Purchaser shall have secured a lenders license duly issued by the Department of Corporations of the State of California.

                (m) Subscription Agreement. The Subscription Agreement (in the form of Exhibit G attached hereto) between Purchaser and J. Alden Philbrick, IV, pursuant to which J. Alden Philbrick, IV will subscribe for three percent (3%) of all of the common stock, par value US$0.01, of Purchaser issued and outstanding on the Closing Date (the "Subscription Agreement"), shall have been executed, delivered and fully consummated.

                (n) Stockholders Agreement. The Stockholders Agreement by and among Purchaser, J. Alden Philbrick, IV and Sumitomo Corporation of America (the "Stockholders Agreement") shall have been executed and delivered and shall be in full force and effect.

                Section 5.5 Conditions to Seller's Obligation to Effect the Transactions Contemplated by this Agreement. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Seller:

                (a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (unless such representation or warranty is already subject, by its terms, to a qualification relating to materiality, in which case the words "in all material respects" immediately preceding this parenthetical shall not be given effect) as of the date of this Agreement and when made and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date).

                (b) Performance. Purchaser shall have complied, in all material respects, with all agreements, obligations, covenants and conditions (unless such agreements, obligations, covenants and conditions are already subject, by their terms, to a qualification relating to materiality, in which case the words "in all material respects" preceding this parenthetical shall not be given effect) required hereby to be complied with by it on or prior to the Closing Date.

                (c) Officer's Certificate. Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer of Purchaser, certifying in such detail as Seller may reasonably request that the conditions specified in Section 5.5(a) and Section 5.5(b) hereto have been fulfilled.

                (d) Closing Date Cash Payment. Purchaser shall have delivered to Seller, on or prior to the Closing Date, the Closing Date Cash Payment and the Payoff Amount.

                (e) Deliverables. Purchaser shall have delivered to Seller, on or prior to the Closing Date, all of the deliverables set forth in Section 5.2(b) hereof, in each case, duly executed, and, in the case of the Trademark Assignment Agreement, notarized, and in full force and effect.

                (f) No Prohibition. No preliminary or permanent injunction or other Order issued by any Governmental Entity, nor any Law promulgated or enacted by any Governmental Entity, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby, or imposes civil or criminal penalties on Seller if such transactions are consummated, shall be in effect.

                Section 5.6 Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Sections 5.3, 5.4 or 5.5, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to use reasonable efforts to consummate the transactions contemplated hereby.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                Except as set forth in the disclosure schedule delivered by Seller to Purchaser prior to the execution of this Agreement (the "Disclosure Schedule"), which Disclosure Schedule identifies the Section to which such exception relates, Seller represents and warrants to Purchaser as follows:

                Section 6.1 Organization. Seller (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Maryland, (ii) has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and assets and to carry on its business (including the Business) as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties (including the Transferred Assets) owned, leased or operated by it or the nature of its activities (including the Business) makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or which would prevent, delay, impede or hinder consummation of the transactions contemplated hereby.

                Section 6.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Collateral Agreements and consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and each of the Collateral Agreements or to consummate such transactions, other than, with respect to the transactions contemplated by this Agreement, the adoption and approval of this Agreement and Articles of Transfer by the holders of two-thirds (2/3) of the outstanding voting stock of Seller (the "Stockholder Approval"). This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                Section 6.3 Consents and Approvals; No Violations.

                (a) The execution, delivery and performance by Seller of this Agreement and each of the Collateral Agreements and consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities or any other Person other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act and (iii) compliance with any applicable state securities or "blue sky" Laws.

                (b) The execution, delivery and performance by Seller of this Agreement and each of the Collateral Agreements and consummation by Seller of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Transferred Assets under any of the terms, conditions or provisions of any Contract to which Seller is a party or may be subject to or which is included in the Transferred Assets or the Assumed Liabilities or (iii) violate any Order or Law applicable to Seller, the Transferred Assets, the Assumed Liabilities or the Business.

                Section 6.4 Books and Records. Seller's books, accounts and records are, and have been, maintained in Seller's usual, regular and ordinary manner and all material transactions to which Seller is or has been a party that are required to be reflected therein are properly reflected therein.

                Section 6.5 SEC Reports and Financial Statements.

                (a) Seller has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since October 1, 2002 (together with all information incorporated therein by reference, the "SEC Documents"). The SEC Documents as of their respective dates or, if amended, as of the date of the last such amendment (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Investment Company Act, as the case may be.

                (b) The financial statements of Seller included in the SEC Documents as of their respective dates or, if amended, as of the date of the last such amendment (i) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presented (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) the consolidated financial position of Seller as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. There were no extraordinary or material non-recurring items of income or expense during the periods covered by such financial statements (except as set forth therein) and the consolidated balance sheets of Seller included or incorporated therein did not reflect any write-up or revaluation increasing the book value of any assets, except (X) as specifically disclosed in the notes thereto or the accompanying narrative description relevant thereto, or (Y) pursuant to any mark-to-market methodology that complies with Section 2(a)(41) of the Investment Company Act and GAAP consistently applied by Seller and which has been disclosed by Seller in any SEC Documents. Except as and to the extent reflected or reserved against in the financial statements included in Seller's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 or as disclosed therein, Seller did not have, as of such date, any liability or obligation of any kind, known or unknown, whether accrued, absolute, contingent, unliquidated or other, whether due or to become due and whether or not required to be disclosed (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), which was material to the business, assets, properties, results of operations or financial condition of Seller. Since September 30, 2003, there has been no material change in Seller's accounting methods or principles that would be required to be disclosed in Seller's financial statements in accordance with GAAP, except as described in the notes to such Seller financial statements.

                (c) Seller has heretofore made available to Purchaser complete and correct copies of any amendments or modifications to (i) agreements, documents or other instruments which previously have been filed by Seller with the SEC pursuant to the Exchange Act and (ii) the SEC Documents themselves. Seller has responded to all comment letters of the staff of the SEC relating to the SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. Seller has heretofore made available to Purchaser true, correct and complete copies of all correspondence with the SEC occurring since October 25, 2002.

                Section 6.6 Absence of Certain Changes or Events. Except as specifically disclosed in Seller SEC Documents publicly available prior to the date of this Agreement (the "Filed SEC Documents"), (a) Seller has conducted the Business only in the ordinary course, (b) there has not been any event or events that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (c) Seller has not taken, or agreed to take, any action contemplated by Section 8.1.

                Section 6.7 Employee Benefits.

                (a) Section 6.7(a) of the Disclosure Schedule sets forth a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control, retention, consulting, severance or other employee or fringe benefit plan, program, policy, arrangement and contract (all the foregoing being herein called "Benefit Plans") sponsored, maintained or required to be contributed to, by Seller for the benefit of any current or former directors, officers, employees or independent contractors of the Business. Seller has made available to Purchaser complete and accurate copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Benefit Plan (if any such report was required) and (iii) each trust agreement and group annuity contract relating to any Benefit Plan.

                (b) Each Benefit Plan has been administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. Neither Seller nor any entity that is treated with Seller as a single employer under Section 414 of the Code ("ERISA Affiliate") maintains or contributes to any Benefit Plan that is subject to the provisions of Title IV of ERISA. Neither Seller nor any ERISA Affiliate has any unsatisfied material liability under the Code, ERISA or any other applicable Laws in respect of any Benefit Plan. Each employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is subject to a determination letter from the Internal Revenue Service stating it is so qualified and to Seller's Knowledge there are no facts that would be reasonably likely to cause revocation of such letter. There are no material pending or, to Seller's Knowledge, threatened claims, suits or arbitrations involving any Benefit Plan except any routine claim for benefits under a Benefit Plan.

                (c) No director, officer, employee or consultant of Seller will be entitled to any additional economic benefit (including the acceleration of the time of payment or vesting of any economic benefit) as a result of the consummation of the transactions contemplated by this Agreement other than pursuant to the terms of the Employment Agreements.

                (d) Seller is not a party to any Contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated by this Agreement, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                Section 6.8 Contracts.

                (a) Neither Seller nor, to Seller's Knowledge, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration, modification or loss of benefits, or result in the creation of any Lien upon any of the Transferred Assets) under any Contract to which it is a party or by which any of the Transferred Assets are bound. No other party to any such Contract has alleged that Seller is in violation or breach of or in default under any such Contract or has notified Seller of an intention to terminate, amend, cancel, accelerate or modify any terms of or not to renew any such Contract.

                (b) Section 6.8(b) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts (excluding Financing Contracts) relating to the Business other than Contracts which involve the payment of less than $50,000 per year and are terminable without penalty by Seller on no more than thirty (30) days' notice, which are not otherwise material to the Business.

                (c) (i) Each Contract included in the Transferred Assets or the Assumed Liabilities is legal, valid, binding and enforceable against Seller and to Seller's Knowledge, against each other party thereto, is in full force and effect and will continue to be so legal, valid, binding and enforceable and in full force and effect following the assignment of such Contract at the Closing or pursuant to other arrangements in accordance with Section 8.20 hereto, as the case may be, and (ii) Seller and to Seller's Knowledge, no other party, is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of any benefits under any such Contract, except in each case as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                (d) Seller has delivered to Purchaser complete and accurate copies of each Contract. Since December 31, 2002, there has been no material modification, waiver, breach or termination of any Contract or any material provision thereto. To Seller's Knowledge, no modification, waiver, breach or termination of any Contract is contemplated and no Contract is terminable or cancelable as a result of the consummation of the transactions contemplated by this Agreement.

                (e) Except as set forth on Section 6.8(e) of the Disclosure Schedule, there are no non-competition or non-solicitation agreements or any similar agreements or arrangements that would restrict or hinder the operation or conduct of the Business or use of any of the Transferred Assets or any "earn-out" agreements or arrangements to which

Seller is a party or to which Seller, the Business or the Transferred Assets is or may be subject (other than this Agreement or pursuant to this Agreement).

                (f) No provision of any Contract, arrangement, understanding or Law or other item which binds or may bind the Business or is included in the Transferred Assets or the Assumed Liabilities, prevents, materially hinders or would prevent or materially hinder the Business from assigning or amending the Assumed Contracts or arrangements or as Purchaser may specify.

                Section 6.9 Financing Contracts.

                (a) Section 6.9(a) of the Disclosure Schedule sets forth for each Financing Contract entered into by Seller on or before the date of this Agreement the following information as of the date of this Agreement: (i) the name and address of the Obligor; (ii) the principal amount of the loan, the remaining term of the Financing Contract and all amounts outstanding thereunder;
(iii) the amortization schedule in respect of each amount outstanding under the Financing Contracts, (iv) whether the debt under the Financing Contract is subordinate; (v) the number of shares or other units for which Securities have been issued to Seller in connection with the Financing Contract and the unadjusted exercise or conversion price thereunder; (vi) the material terms and amounts of any additional equity interest held by Seller in the Obligor (if any), and (vii) the value reflected on Seller's books of any debt or equity interest in the Obligor.

                (b) Each Financing Contract and Credit Enhancement (i) is legal, valid, binding and enforceable by Seller against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by the Bankruptcy and Equity Exception, and (ii) constitutes and arose out of a bona fide business transaction entered into in the ordinary course of business of Seller.

                (c) (i) Each Financing Contract and Credit Enhancement is, or as of the Closing Date will be, in full force and effect, free and clear of all Liens (whether or not perfected), except for Permitted Liens, and to Seller's Knowledge not subject to any defense, offset, claim, right of rescission or counterclaim by the Obligor under such Financing Contract in the case of a Financing Contract or by the Obligor thereunder in the case of a Credit Enhancement, or any Person claiming under any such right, (ii) each Financing Contract and Credit Enhancement is without (A) any default thereunder by Seller, (B) to Seller's Knowledge, any monetary default by the Obligor thereunder or (C) to Seller's Knowledge, any material non-monetary default by any Obligor or other party thereto, (iii) Seller is the owner and holder of all right, title and interest in each Financing Contract and each Credit Enhancement, (iv) to Seller's Knowledge, no Obligor under any Financing Contract
(A) has acquired any Portfolio Property, any interest in any Portfolio Property or the use of any Portfolio Property pursuant to such Financing Contract for personal, family or household use or for agricultural purposes or (B) is required under any applicable Law to withhold any Taxes from payments on any such Financing Contracts, (v) Seller has in its possession a fully executed original, or valid, binding and enforceable copy, of any lease or note (and an executed original or true and correct copy of all other documents) comprising such Financing Contract and each such Credit

Enhancement and all other documents required by the credit or investment approval of each Financing Contract, (vi) Seller has in its possession documentation sufficient to establish the original cost or value (as used by Seller) of all Portfolio Property for purposes of determining personal property tax liability, (vii) all payments pursuant to each Financing Contract are made directly to Seller and (viii) Seller neither is or has been, nor is committed to become, a party to any agreement, contract or commitment with respect to the Residual as to any Portfolio Property.

                (d) Except as set forth in Section 6.9(d) of the Disclosure Schedule, no Financing Contract is subject to any subordination agreement or Disposition Agreement.

                (e) Section 6.9(e) of the Disclosure Schedule sets forth (i) a list of each Credit Enhancement as of the date of this Agreement, (ii) with respect to each such Credit Enhancement which is a security deposit, the amount thereof and the depositor and (iii) with respect to each such Credit Enhancement which is a letter of credit, the issuer thereof, the maximum amount drawable thereunder, the expiration date thereof and the physical location thereof. Seller neither has accepted, nor possesses or is required, pursuant to the terms of any investment or credit approval, to have obtained any Credit Enhancement that is a certificate of deposit or stock certificate.

                (f) To Seller's Knowledge, each Obligor under a Financing Contract is solvent and has the ability to pay its debts and obligations under such Financing Contract.

                (g) With respect to each Financing Contract in which Seller has been issued Securities, to the actual knowledge of Seller each such Security was issued in compliance with the requirements of the Securities Act and Seller has not taken any actions which would violate the restrictions imposed upon Seller in connection with such Securities under the applicable securities laws, pursuant to contract or otherwise.

                (h) Section 6.9(a) of the Disclosure Schedule sets forth each of the Securities issued by Obligors under Financing Contracts which are held by Seller as of the date of this Agreement. To the actual knowledge of Seller, each such security or warrant has been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. To the actual knowledge of Seller, the securities to be issued upon exercise of the warrants have been reserved for issuance to Seller by the Obligors. To the actual knowledge of Seller, upon exercise of any such warrant and payment of the exercise price, the shares of the Obligor's capital stock issuable upon such exercise shall be duly authorized, validly issued and fully paid and nonassessable and free of preemptive and similar rights.

                Section 6.10 Receivables of Seller.

                (a) Each of the Accounts Receivable (i) is legal, valid, binding and enforceable by Seller against the Obligor thereunder in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception,
(ii) has arisen out of a bona
fide transaction and (iii) to Seller's Knowledge, is not subject to any defense, offset, claim, right of rescission or counterclaim of the Obligor thereunder.

                (b) Each of the Accounts Receivable either has been or, to Seller's Knowledge, will be collected in full, without any set off, within fifteen (15) days after the day on which it first becomes due and payable.
Section 6.10(b) of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of this Agreement and sets forth the aging of such accounts receivables.

                Section 6.11 Portfolio Property.

                (a) Seller has (i) with respect to each item of Primary Portfolio Property, either (A) good and valid title to such Primary Portfolio Property free and clear of all Liens, other than Permitted Liens, or (B) a valid first priority security interest on such Primary Portfolio Property that is governed by or subject to a Financing Contract which has been duly perfected (including all appropriate Uniform Commercial Code filings), when and as required by Seller's written operating procedures pertaining to such matters, a copy of which is set forth on Section 6.11(a) of the Disclosure Schedule and
(ii) with respect to each item of Portfolio Property that does not constitute Primary Portfolio Property, either (A) good and valid title to such Portfolio Property free and clear of all Liens, other than Permitted Liens or (B) a valid security interest on each Portfolio Property that is governed by or subject to a Financing Contract, which has been duly perfected (including all appropriate Uniform Commercial Code filings) when and as required by Seller's written operating procedures pertaining to such matters, a copy of which is set forth on
Section 6.11(a) of the Disclosure Schedule and which has the priority as required by the investment or credit approval applicable to such Financing Contract. Each item of Portfolio Property and the amount of the Residual with respect thereto as described accurately in the files of Seller that relate to such item of Portfolio Property. None of the Portfolio Property is a vessel, an aircraft or a vehicle. None of the Portfolio Property has been sold, rented, leased, mortgaged, licensed, or otherwise transferred or encumbered.

                (b) To Seller's Knowledge, as of the date any Portfolio Property became subject to a Financing Contract, such Portfolio Property was in compliance in all material respects with all Laws, statutes, ordinances, rules and regulations applicable to such Portfolio Property, and each of the Financing Contracts requires the Obligor thereunder to maintain or otherwise cause the Portfolio Property subject thereto to be, at all times, in compliance with all Laws, statutes, ordinances, rules and regulations applicable to such Portfolio Property and (ii) each Financing Contract requires the Obligor thereunder (and not Seller or any other Person) to provide insurance against loss or damage with respect to the Portfolio Property subject to or governed by such Financing Contract.

                Section 6.12 Insurance. Seller has delivered to Purchaser prior to the date of this Agreement copies of all insurance policies which are owned by Seller or which names Seller as an insured (or loss payee), including those relating to Seller's properties, assets, businesses, employees or operations. All such insurance policies owned by Seller are, and all such insurance of which Seller is named insured or loss payee are to Seller's Knowledge, in full force and effect, in such amounts and covering such losses and risks as are consistent with industry practice and sufficient to cover the full value of the Transferred Assets and the Business. All premiums due under insurance policies owned by Seller have been paid, and all premiums due under insurance policies of which Seller is named insured or loss payee have to Seller's Knowledge been paid. Seller has not received notice of cancellation of any such insurance policies.

                Section 6.13 Litigation. There is no suit, claim, action, demand, notice, request for information, proceeding, arbitration or investigation pending before any Governmental Entity or, to Seller's Knowledge, threatened against Seller, the Transferred Assets, the Assumed Liabilities or the Business. Seller is not subject to any outstanding Order or Orders. There is no action, suit, proceeding or investigation pending or, to Seller's Knowledge, threatened against Seller, the Transferred Assets, the Assumed Liabilities or the Business, which seeks to restrain, enjoin or delay consummation of the transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued. Except as set forth on
Section 6.13 of the Disclosure Schedule, there are no outstanding judgments, writs, injunctions, Orders, decrees or settlements that apply, in whole or in part, to the Transferred Assets, the Assumed Liabilities or the Business that restrict the ownership or use of the Transferred Assets, the Assumed Liabilities or the Business in any way.

                Section 6.14 Compliance with Applicable Law.

                (a) Seller holds all permits, licenses, variances, exemptions, orders and approvals necessary for the lawful conduct of the Business by Seller (the "Seller Permits"). Section 6.14(a) of the Disclosure Schedule sets forth Seller Permits. The Transferred Assets include all of the Seller Permits that are assignable to Purchaser under applicable Law. Seller is in compliance with the terms of Seller Permits. Seller is, and at all times has been, in compliance with all Laws, and all regulations promulgated or issued by a Governmental Entity, including Environmental Laws, and Laws pertaining to usury, installment or conditional sales and sales financing and neither the billing and collection nor enforcement of any Contract will result in a violation of Law or any regulation promulgated or issued by a Governmental Entity. To Seller's Knowledge, no investigation or review by any Governmental Entity with respect Seller, the Transferred Assets, the Assumed Liabilities or the Business is pending and, to Seller's Knowledge, no such investigation or review is threatened.

                (b) Seller (i) has qualified for and validly elected to be treated as a "Business Development Company" under the Investment Company Act and such election has not been revoked or rescinded and is in full force and effect and (ii) is in compliance with the Investment Company Act.

                (c) Neither Seller nor any "affiliated person" of Seller (as defined in the Investment Company Act), as applicable, is ineligible pursuant to
Section 9(a) or (b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an investment company registered under the Investment Company Act or to a company which has elected to be a "Business Development Company" pursuant to Section 54 of the Investment Company Act and has not withdrawn its election.

                Section 6.15 Taxes.

                (a) All Tax Returns required to be filed and relating in any manner to any of the Transferred Assets or the Business have been timely filed (after giving effect to extensions duly and timely filed). All such Tax Returns
(i) were prepared in the manner required by applicable Law and (ii) are true, correct and complete in all material respects.

                (b) Seller has paid, or caused to be paid, all Taxes due with respect to any of the Transferred Assets or the Business whether or not shown (or required to be shown) on a Tax Return; and such Taxes paid include those for which Seller may be liable in its own right, or as the transferee of the assets of, or as successor to, any other entity.

                (c) There has been no notice of a deficiency or assessment or other claim relating in any manner to any of the Transferred Assets or the Business from any Taxing Authority which has not been fully paid or finally settled. To Seller's Knowledge, there are no current audits or examinations of, and no notice of audit or examination of, any Tax Return that relates to any of the Transferred Assets or the Business. Seller has not given nor has there been given on Seller's behalf a waiver or extension of any statute of limitations relating to the payment of Taxes relating to any of the Transferred Assets or the Business.

                (d) Seller has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to the appropriate Taxing Authority, including, without limitation, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

                (e) No written claim has ever been made by any Taxing Authority and delivered to Seller, and to Seller's Knowledge, no other claim has ever been made by any Taxing Authority, with respect to any of the Transferred Assets or the Business in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction.

                (f) There are no encumbrances or security interests on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any Transferred Asset. Purchaser will not be liable for, and none of the Transferred Assets will be subject to a Lien with respect to, any Taxes arising out of, relating to or in respect of the Business or any of the Transferred Assets for any tax period or portion thereof ending on or before the Closing Date.

                (g) No depreciation or amortization with respect to the Transferred Assets will be disallowed as a deduction under Section 197(f)(9) of the Code.

                (h) Other than in respect of the Securities included in the Transferred Assets, the Transferred Assets do not include any shares of capital stock of, or any other equity interest in, any Person.

                (i)     For purposes of this Agreement:

                        (i) "Tax" and "Taxes" mean any and all federal, state, local and foreign taxes, duties, fees, assessments and other governmental charges, impositions, levies and liabilities in the nature of a tax, including, without limitation, taxes based upon, measured by, or with respect to gross or net income, earnings, profits or receipts, or any sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, alternative, add-on minimum, custom, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, or other taxes, duties, fees, assessments or charges of any kind whatsoever, together with any interest, penalties, and additions thereto.

                        (ii) "Tax Return" means any return, declaration, report, claim, election, notice or information return or statement or other document (including, without limitation, any related or supporting information, schedules, or exhibits) filed or required to be filed with any federal, state, local or foreign Governmental Authority or other authority in connection with any Tax or estimated Tax.

                Section 6.16 Environmental.

                (a) No Hazardous Substances are present at or have been Released or threatened to be Released from, onto or under any of the properties currently or formerly owned, leased, operated or otherwise used by Seller or its predecessor, or from any other location, resulting from or arising in connection with the operation of Seller or its predecessors. None of Seller, the Transferred Assets or the Business are subject to any indemnity or other agreement with any Person or entity relating to Hazardous Substances.

                (b) As used herein, the term "Environmental Law" means any Law or Permit relating to (i) protection, investigation or restoration of the environment (including natural resources), (ii) the health or safety of human or other living organisms or (iii) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or pollution.

                (c) As used herein, the term "Hazardous Substance" means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

                (d) As used herein, the term "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

                Section 6.17 State Takeover Statutes.

                (a) Seller has taken all actions (if any) required to be taken by it in order to exempt this Agreement, the Voting and Support Agreements and the transactions contemplated hereby and thereby from the provisions of Subtitles 6, 7 and 8 of the MGCL, and those subtitles do not apply to the transactions contemplated hereby or thereby. No other "control share acquisition," "fair price" or other anti-takeover regulations enacted under state or Laws in the United States would apply to this Agreement, the Voting and Support Agreements or any of the transactions contemplated hereby and thereby.

                (b) If any anti-takeover statute shall become applicable to the transactions contemplated hereby, Seller and the members of its Board of Directors shall (subject to compliance with the MGCL and to the provisions of Section 8.2), grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                (c) No anti-takeover provision in Seller's articles of incorporation or bylaws is applicable to Seller, this Agreement or the transactions contemplated hereby.

                Section 6.18 Proprietary Rights.

                (a) Except as set forth in Section 6.18(a) of the Disclosure Schedule, (i) Seller is the sole owner of, free and clear of any claim or Lien (other than Permitted Liens), or has a valid license to, without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms, and after the Closing Purchaser will be the sole owner of, free and clear of any claim or Lien (other than Permitted Liens), or will have a valid license on the same terms as Seller (without the payment of any sublicense or other payment relating to the transactions contemplated by this Agreement) to, all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected therewith and symbolized thereby, patents, registered designs, copyrights, computer software and databases (including all source and object codes), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development and know-how ("Trade Secrets") and all other proprietary and intellectual property rights and information, including, without limitation, all grants, registrations and applications relating thereto (all of the foregoing to be collectively referred to as the "Proprietary Rights") necessary or advisable for the conduct of the Business as now conducted (such Proprietary Rights owned by or licensed to Seller, collectively, "Seller's Rights"), (ii) except as set forth on Section 6.18(a) of the Disclosure Schedule, Seller's Rights therein are valid and enforceable, subject to the Bankruptcy and Equity Exceptions, and, following the Closing, Purchaser's rights in Seller's Rights will be valid and enforceable, subject to the Bankruptcy and Equity Exceptions, (iii) no act has been done or omitted to be done by Seller which has, or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Seller's Rights, or give any Person any rights with respect thereto, (iv) all necessary registration, maintenance and renewal fees in respect of Seller's Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Seller's Rights, (v) Seller has not received any demand, claim, notice or inquiry from any Person in respect of Seller's Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of Seller in, any Seller's Rights, and to Seller's Knowledge there is no basis for any such challenge, (vi) neither Seller nor the Business as presently conducted by Seller is in violation or infringement of, nor has Seller nor the Business as currently or in the past conducted by Seller violated or infringed, any Proprietary Rights of any other Person, (vii) Seller has not received any written demand, claim, notice or inquiry from any Person alleging or inquiring whether there is any basis to allege that Seller or the Business violates or infringes, or has violated or infringed, any Proprietary Rights of any other Person, and no proceedings or actions are pending or have been instituted, or, to Seller's Knowledge, threatened or asserted against Seller whereby it is alleged that Seller or the Business violates or infringes, or has violated or infringed, any Proprietary Rights of any other Person, and to Seller's Knowledge there is no valid basis for any such proceeding or action; (viii) to Seller's Knowledge, no Person is violating or infringing any Seller's Rights, (ix) Seller has obtained from all individuals who participated (as employees, consultants, employees of consultants or otherwise) in any respect in the invention or authorship of any Seller's Rights owned by Seller ("Owned Rights") effective waivers of any and all ownership rights of such individuals in such Owned Rights, and/or assignments to Seller of all rights with respect thereto, (x) Seller's Rights will not be adversely affected by the completion of the transactions contemplated by this Agreement and (xi) Seller has not divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person, and Seller has otherwise taken commercially reasonable measures to maintain the confidentiality of the Trade Secrets.

                (b) Section 6.18(b) of the Disclosure Schedule contains a complete and accurate list of Seller's Rights, other than non-material unregistered copyrights and Trade Secrets, and all licenses and other agreements relating thereto.

                Section 6.19 Opinion of Financial Advisor. As of the date of this Agreement, Seller has received the opinion of Milestone Advisors, LLC (the "Seller Financial Advisor"), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Purchase Price to be received in the transactions contemplated by this

Agreement is fair to Seller from a financial point of view (the "Fairness Opinion"). A complete and correct signed copy of such opinion has been, or promptly upon execution of this Agreement will be, delivered to Purchaser and such opinion shall be included as an exhibit to the Proxy Statement.

                Section 6.20 Board Approval. The Board of Directors of Seller, at a meeting duly called and held, has by unanimous vote of the directors (a) determined that this Agreement, each of the Collateral Agreements, the Voting and Support Agreements and the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the stockholders of Seller, (b) approved this Agreement and each of the Voting and Support Agreements and (c) recommended that the this Agreement and the Articles of Transfer and the transactions contemplated hereby be adopted by the holders of all of the issued and outstanding stock of Seller (the "Seller Shares").

                Section 6.21 Voting Requirements.

                (a) The affirmative vote of holders of two-thirds (2/3) of the Seller Shares at the meeting of Seller's stockholders to be held in connection with the transactions contemplated by this Agreement (the "Stockholder Meeting") or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of Seller's necessary to adopt this Agreement and approve the transactions contemplated hereby.

                (b) Seller has been advised by each of its directors and executive officers that each such person intends to vote their respective Seller Shares in favor of the approval and adoption of this Agreement and the transactions contemplated by this Agreement.

                Section 6.22 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Seller's Financial Advisors, the fees and expenses of which will be paid by Seller (as reflected in an agreement between such firm and Seller, a copy of which has been delivered to Purchaser), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby.

                Section 6.23 Information Supplied. None of the information supplied by Seller or any of its Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in, and which is included or incorporated by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time of mailing or other distribution of the Proxy Statement to Seller's stockholders or at the time of the Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to Closing, any event or circumstance relating to Seller or its officers or directors, should be discovered by Seller which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the

Proxy Statement, Seller shall notify Purchaser in writing. All documents that Seller is responsible for filing with the SEC in connection with the transactions contemplated by this Transaction will comply with the applicable requirements of the Exchange Act.

                Section 6.24 No Third Party Options. There are no existing agreements, options, commitments or other rights granting any Person the right to acquire Seller's right, title or interest in or to any of the Transferred Assets or any interest therein.

                Section 6.25 Assets Necessary to Business. The Transferred Assets constitute all of the rights, properties and assets used or held for use in or necessary for the conduct or operation of the Business as presently conducted. Seller is the sole owner of the Transferred Assets. Immediately following the Closing, none of Seller or any of its Affiliates will continue to own or lease any rights, properties or assets (other than Excluded Assets expressly excluded hereby) which are used or held for use in or necessary for the conduct of the Business as presently conducted.

                Section 6.26 No Default. Seller has not committed, or received notice of, any default or violation (and, as to Seller and, to Seller's Knowledge, any third party, no event involving Seller or, to Seller's Knowledge, any third party has occurred which with notice or lapse of time or both would constitute a default or violation or loss of any material benefit) of any term, condition or provision of (a) any Contract to which Seller is a party or may be subject that is included in the Transferred Assets or the Assumed Liabilities or otherwise relates to or affects the Business or (b) except as set forth on
Section 6.26 of the Disclosure Schedule, any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Business or any of the Transferred Assets or the Assumed Liabilities.

                Section 6.27 Transactions with Affiliates. Except as otherwise previously disclosed in the SEC Documents or set forth in Section 6.27 of the Disclosure Schedule, there are no outstanding liabilities or obligations for amounts owing or other commitments to or from, or Contracts between, and within the past year there have been no transactions between, any Affiliates of Seller or any of Seller's respective directors (whether a current or former director), officers or employees on the one hand, and Seller, the Business, the Transferred Assets or the Assumed Liabilities, on the other hand.

                Section 6.28 Labor Relations.

                (a) Seller is not a party to any collective bargaining agreement with respect to any current or former employee of the Business and there is no collective bargaining agreement which relates to the Business.

                (b) There is no unfair labor practice, charge or complaint or other proceeding pending or, to Seller's Knowledge, threatened, against any of the Transferred Assets or Seller or otherwise relating to the Business before the National Labor Relations Board or any other Governmental Authority.

                (c) There is no labor strike, slowdown or stoppage pending or, to Seller's Knowledge, threatened, against Seller that would reasonably be expected to have a Material Adverse Effect, nor has there been any such activity within the past two (2) years.

                (d) There are no pending collective bargaining negotiations relating to any employees of the Business.

                (e) (i) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Business, (ii) no such petitions have been pending within the past five (5) years and (iii) to Seller's Knowledge, there has not been any general solicitation of representation cards by any union seeking to represent the employees of Seller or of the Business as their exclusive bargaining agent at any time within the past five (5) years.

                (f) Seller is in material compliance with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, health and safety, classification of employment or service status, withholding and wages and hours, in each case, with respect to current and former employees and service providers of the Business.

                Section 6.29 Title to Assets. Seller is the lawful owner of, or has the right to use, and has good and valid title to, the Transferred Assets free and clear of any Liens other than Permitted Liens.

                Section 6.30 Absence of Certain Business Practices. Neither Seller nor any Affiliate, director, officer, employee or agent of Seller, nor any other Person acting on behalf of Seller, have to Seller's Knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which (a) could reasonably be expected to subject the Transferred Assets or Purchaser to any damage or penalty or to increase the Assumed Liabilities in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would have been reasonably likely to, individually or in the aggregate, have had a Material Adverse Effect or (c) if not continued in the future, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect or which might subject Seller or Purchaser to suit or penalty in any private or governmental litigation or proceeding.

                Section 6.31 Real Property; Title. Section 6.31 of the Disclosure Schedule sets forth the location and a description of the leased real property included in the Transferred Assets or the Assumed Liabilities and the general nature of the facilities located on the properties. (a) Seller has good, legal and valid title to all of its assets (including its investment assets) and other rights that would not constitute real property, free and clear of all Liens, except for Permitted Liens, (b) Seller has valid leasehold interests in or valid contractual rights to use, all of the properties and assets, tangible and intangible, used or held for use in, necessary for or relating to the conduct or operation of, the Business as presently conducted and (c) in the case of property referenced in clauses (a) and (b), such property is in good operating condition (subject to ordinary wear and tear).

                Section 6.32 No Misleading Statements. The representations and warranties made by Seller in this Agreement, including the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements included herein or therein not misleading.

                                  ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                Purchaser represents and warrants to Seller as follows:

                Section 7.1 Organization. Purchaser (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or which would prevent, delay, impede or hinder consummation of the transactions contemplated hereby.

                Section 7.2 Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Collateral Agreements to which it is a party and consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and each of the Collateral Agreements to which it is a party or to consummate such transactions. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                Section 7.3 Consents and Approvals; No Violations.

                (a) The execution, delivery and performance by Purchaser of this Agreement and each of the Collateral Documents to which it is a party and consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of the Exchange Act, except for such the failure of which to make or obtain would not reasonably be expected to prevent, delay, impede or hinder Purchaser's ability to consummate the transactions contemplated hereby.

                (b) The execution, delivery and performance by Purchaser of this Agreement and each of the Collateral Agreements to which it is a party and consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Purchaser; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any contract to which Purchaser is a party or by which any of its properties or assets may be bound; or (iii) violate any Order or Law applicable to Purchaser or any of its properties or assets.

                Section 7.4 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby.

                Section 7.5 Information Supplied. None of the information supplied by Purchaser or any of its Affiliates, directors, officers, employees, agents or representatives specifically for inclusion in, and which is included in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time of mailing of the Proxy Statement to Seller's stockholders or at the time of the Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing Date, any event or circumstance relating to Purchaser or its respective officers or directors, should be discovered by Purchaser which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, Purchaser shall notify Seller in writing.

                Section 7.6 Financing. Purchaser has, or will have, sufficient funds available to consummate the transactions contemplated hereby.

                Section 7.7 Litigation. There is no action, suit, proceeding or investigation pending or, to Purchaser's knowledge, threatened, that questions the validity of this Agreement or any Collateral Agreement or any actions taken or to be taken in connection with this Agreement or any Collateral Agreement which is reasonably likely to prevent, delay, impede or hinder Purchaser's ability to consummate the transactions contemplated hereby.

                                  ARTICLE VIII

                                    COVENANTS

                Section 8.1 Covenants of Seller. Until the Effective Time, Seller shall (i) conduct the Business in the ordinary course of business, (ii) use reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with Seller and (iii) use reasonable best efforts to protect Seller's Rights to the end that Seller's goodwill and the Business shall not be impaired in any material respects as of the Closing Date. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement, until the Closing Date:

                (a) Seller shall not sell, lease, license or otherwise dispose of or encumber, or agree to sell, lease or otherwise dispose of or encumber, any of its assets that would be included in the Transferred Assets other than in the ordinary course of business;

                (b) Seller shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person, not within the ordinary course of its Business or which exceed US$3,000,000 individually or US$5,000,000 in the aggregate to any individual Person; provided that any loans, advances or capital contributions to, or investments in any other Person permitted under this clause (i) must be made in accordance with Seller's underwriting practices, procedures and standards in effect on the date hereof or (ii) except in the ordinary course of business, incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

                (c) Seller shall not make, revoke or change any Tax election, settle or compromise any Tax liability of Seller or change any method or practice with respect to Taxes, except as required by Law, if any such action could have a material effect on Purchaser or otherwise bind Purchaser on a post-Closing basis;

                (d) except as disclosed in the Filed SEC Documents or as required by a Governmental Entity, Seller shall not change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP;

                (e) Seller shall not make or agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments for capital expenditures, with respect to the Business or the Transferred Assets;

                (f) Seller shall not take any action that, or omit to take any action where such omission would reasonably be expected to prevent, delay, impede or hinder consummation of the transactions contemplated hereby;

                (g) Except as to matters related to Taxes (which are the subject of paragraph (c) above), Seller shall not pay, discharge, settle or satisfy any claims, liabilities or obligations related to the Transferred Assets or the Business (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations disclosed in the most recent financial statements (or the notes thereto) of Seller included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business;

                (h) except as otherwise set forth in this Agreement, Seller shall not terminate, cancel or request any change in, or agree to any change in any Contract, including any Financing Contract, of Seller or enter into any Contract, including any Financing Contract, (whether written or oral) material to the condition of the (financial or otherwise) business, properties, assets prospects or results of operations of Seller;

                (i) Seller shall not (i) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any Seller's Rights, (ii) grant, extend, amend, waive or modify Seller's Rights, or (iii) amend, assign, terminate, fail to exercise a right of renewal or extension under any Contract relating to Seller's Rights;

                (j) Seller shall not (i) increase the compensation or benefits of any director, officer, employee or consultant of or associated with the Business, (ii) adopt any new employee benefit plan or any amendment to an existing Benefit Plan other than as required by applicable Law, (iii) enter into any employment or consulting agreement with any director, officer, employee or consultant of or associated with the Business, (iv) accelerate the payment of compensation or benefits to any director, officer, employee or consultant of or associated with the Business, (v) enter into any compensation, severance, retention or change of control arrangement with any employee or other service provider of Seller or (vi) grant any stock option or other equity awards to any director, officer, employee or consultant of or associated with the Business;

                (k) Seller shall not cease to continue to collect any Accounts Receivable and to pay any accounts payable in a manner consistent with past practice;

                (l)     Seller shall not waive any material rights;

                (m) Seller shall not amend any material term of the Bank Credit Agreements, or create or incur any indebtedness under the Bank Credit Agreements except for borrowings in the ordinary course of business; provided that such borrowings shall not exceed an aggregate outstanding balance of US$36,000,000 and shall be on terms consistent with the Company's prior borrowings and the proceeds of which shall be used for purposes consistent with prior borrowings; provided, further, that any proceeds of which that remain on the Closing Date shall be applied by Seller immediately prior to

Closing to reduce the outstanding balance of the Bank Credit Agreements existing on the Closing Date; and

                (n) Seller shall not authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions or any action which would result in a breach of any representation, warranty or covenant of Seller contained in this Agreement as of the date when made or as of any future date.

                Section 8.2 No Solicitation.

                (a) Seller shall, and shall cause its officers, directors, stockholders, employees, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, "Representatives") to, immediately cease and cause to be terminated immediately any discussions or negotiations with any parties that may be ongoing with respect to, or that could reasonably be expected to lead to, a Takeover Proposal. Seller shall not, nor shall it authorize or permit any of its Representatives, to (i) directly or indirectly solicit, initiate, encourage or take any other action designed to, or which would reasonably be expected to, facilitate (including by way of furnishing information) any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than to Purchaser and its Affiliates) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of Seller's equity securities; provided, however, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of Seller determines in good faith (after receiving advice from outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 8.2, Seller may, if its Board of Directors determines in good faith (after receiving advice from outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Seller under applicable Law, and subject to compliance with Section 8.2(c), (i) furnish information with respect to Seller to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided that all such information has previously been provided to Purchaser or is provided to Purchaser prior to or at the time it is provided to such Person, and
(ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

                (b) Seller shall provide Purchaser with seventy-two (72) hours' prior written notice of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Takeover Proposal.

                (c) Neither the Board of Directors of Seller nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Purchaser), or propose to withdraw (or modify in a manner adverse to Purchaser), the approval, recommendation or declaration of advisability by such Board of Directors, or any such committee thereof, of this Agreement, the transactions contemplated hereby or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a "Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow Seller to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition or purchase agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 8.2(a)) (an "Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of Seller may make an Adverse Recommendation Change in response to a Superior Proposal if such Board of Directors determines in good faith (after receiving advice from outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Seller under applicable Law; provided, however, that (i) no Adverse Recommendation Change shall be made until after the fifth (5th) Business Day following Purchaser's receipt of written notice (a "Notice of Adverse Recommendation") from Seller advising Purchaser that the Board of Directors of Seller intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of Seller (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five (5) Business Day period); (ii) during such five (5) Business Day period Seller shall negotiate with Purchaser in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Seller to proceed with its recommendation of this Agreement and not make an Adverse Recommendation Change; and (iii) the Board of Directors of Seller shall not make an Adverse Recommendation Change if, prior to the expiration of such five (5) Business Day period, Purchaser makes a proposal to adjust the terms and conditions of this Agreement that Seller's Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal.

                (d) Seller agrees that in addition to the obligations of Seller set forth in paragraphs (a), (b) and (c) of this Section 8.2, promptly on the date of receipt thereof, Seller shall advise Purchaser orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations and Seller shall promptly provide to Purchaser copies of any written materials received by Seller in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Seller agrees that it shall keep Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Purchaser fully informed as to the details of any information requested of or provided by Seller and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

                (e) Nothing contained in this Section 8.2 shall prohibit Seller from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Seller if, in the good faith judgment of the Board of Directors of Seller (after receiving advice from outside counsel) such disclosure would be required under applicable Law; provided, however, that in no event shall Seller or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 8.2(c).

                (f) Seller agrees that immediately following the execution of this Agreement it shall request that each Person which has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring Seller to return or destroy all confidential information heretofore furnished to such Person by or on its behalf.

                Section 8.3 Stockholder Meeting; Preparation of Proxy Statement.

                (a) Seller shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Stockholder Meeting whereby Seller shall submit this Agreement and the transactions contemplated by this Agreement. Subject to Sections 8.2(c) and 8.2(e), Seller shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Seller's obligations pursuant to the first sentence of this Section 8.3(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Seller of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of Seller or any committee thereof of such Board of Directors' or such committee's approval or recommendation of this Agreement or the other transactions contemplated hereby; provided, however, that no breach of this Section 8.3(a) shall be deemed to have occurred if Seller adjourns or postpones the Stockholders Meeting for a reasonable period of time, each such period of time not to exceed ten (10) Business Days; provided that (x) at the time of such adjournment or postponement the Board of Directors shall be prohibited by the terms of this Agreement from making an Adverse Recommendation Change, and the Stockholders Meeting is then scheduled to occur within four (4) Business Days of the time of such adjournment or postponement or (y) at the time the Board of Directors announces an Adverse Recommendation Change, the Stockholders Meeting is then scheduled to occur no later than ten (10) Business Days from the date of such Adverse Recommendation Change; provided that Seller may not adjourn or postpone the Stockholders Meeting pursuant to this clause (ii) more than two (2) times or for more than fifteen
(15) Business Days in the aggregate.

                (b) Seller shall, as soon as practicable following the execution of this Agreement, but in no event more than seventeen (17) calendar days following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Seller's stockholders as promptly as practicable. Seller shall notify Purchaser promptly of the receipt of any comments or other communication from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between Seller or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Seller shall provide Purchaser an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Purchaser reasonably objects. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Seller shall promptly prepare and mail to its stockholders such an amendment or supplement. Seller shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser reasonably objects.

                Section 8.4 Access to Information. Prior to Closing, Seller shall afford to Purchaser and its officers, employees, accountants, counsel, agents and other Representatives reasonable access at reasonable times and upon reasonable prior notice to all of the assets, properties, personnel, books and records of Seller relating to the Business, Transferred Assets and the Assumed Liabilities (including Tax Returns filed and those in preparation, work papers and other items relating to Taxes), and shall furnish promptly all information relating to the Business, Transferred Assets and the Assumed Liabilities as Purchaser may reasonably request. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

                Section 8.5 Disclosure Supplements. From time to time prior to Closing, Seller shall supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to complete or correct any information in such schedule or in any representation and warranty of Seller which has been rendered inaccurate thereby. Seller shall promptly inform Purchaser of any claim by a third party that a Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated hereby. For purposes of determining the satisfaction of the conditions to consummation of the transactions contemplated hereby, no such supplement, amendment or information shall be considered without Purchaser's written consent.

                Section 8.6 Commercially Reasonable Efforts.

                (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Collateral Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Collateral Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using its reasonable best efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement, as the same may be disclosed without (i) violating any legal constraints or any legal obligation, (ii) waiving any attorney/client work product or like privilege or (iii) disclosing information about the activities of Seller that is not related to Purchaser or the operation of the Business or the Transferred Assets or Assumed Liabilities.

                (b) Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Collateral Agreements. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing herein shall require any party to waive any substantial rights or agree to any substantial limitation on its operations or to divest itself of any assets.

                Section 8.7 State Takeover Statutes. Seller and its Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated hereby, take all reasonable action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require Purchaser to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Purchaser or Seller.

                Section 8.8 Certain Litigation. Seller agrees that it shall not settle any litigation commenced after the date hereof against Seller or any of its directors or officers by any stockholder of Seller without the prior written consent of Purchaser. In addition, Seller shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement and shall cooperate with Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement.

                Section 8.9 Notification of Certain Matters. After the date hereof and prior to Closing, Seller shall give prompt notice to Purchaser of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to Closing, under any Contract material to the condition (financial or otherwise), business, properties, assets, prospects or results of operations of Seller to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby, (c) any Material Adverse Effect or the occurrence of any event or events which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (d) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 8.9 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

                Section 8.10 Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar Taxes incurred in connection with this Agreement or the transfer of the Business or the Transferred Assets shall be borne equally by Purchaser and Seller. Seller shall be solely responsible for making the determination with respect to the applicability of any such Taxes, and preparing and timely filing all Tax Returns with respect thereto.

                Section 8.11 Filings Under HSR Act. Purchaser and Seller shall make the necessary filings under the HSR Act with respect to the transactions contemplated hereby as promptly as possible but in no event more than ten (10) calendar days following execution of this Agreement, and shall thereafter use commercially reasonable efforts to cause the related waiting period to expire or to be otherwise terminated at the earliest practicable time.

                Section 8.12 Confidentiality. For purposes of this Agreement, the parties hereto adopt, acknowledge and affirm the terms and conditions of the Confidentiality Agreement and the terms and conditions of such agreement shall be incorporated into this Agreement, as if fully set forth herein and as if originally executed by the parties hereto.

                Section 8.13 Delivery of Agreements. Seller shall use reasonable efforts to cause J. Alden Philbrick, IV to duly execute and deliver the Subscription Agreement and the Stockholders Agreement to Purchaser not later than five (5) Business Days prior to the Closing Date.

                Section 8.14 No Inconsistent Action. Neither Purchaser nor Seller will take any action which is inconsistent with its respective obligations under this Agreement and both Purchaser and Seller will timely perform their respective obligations under this Agreement and as otherwise contemplated by the transactions contemplated hereby.

                Section 8.15 Payment of Accounts Payable. Seller shall, and shall cause its Affiliates to, pay all accounts payable and any other amounts owed by them, including accrued liabilities, to any third parties in accordance with their terms.

                Section 8.16 Powers of Attorney. At or prior to the Closing, all powers of attorney relating to the Business or the Transferred Assets shall be revoked by their terms or Seller shall revoke them or cause them to be revoked.

                Section 8.17 Seller's Rights.

                (a) From and after the Closing, Purchaser shall possess, to the exclusion of Seller, all Seller's Rights, and Seller agrees that it will not, nor will it authorize any third party to, register (as a trademark, service mark, corporate name, assumed name, trade name, domain name or otherwise), apply to register or use any of Seller's Rights or any formatives, derivatives or colorable imitations thereof, or any marks confusingly similar thereto, or challenge the validity of, or Purchaser's right in, Seller's Rights, or engage in any act contesting or in any way impairing or tending to impair Purchaser's rights in any of Seller's Rights.

                (b) On or prior to the Closing, Seller shall change its company name and assumed names in accordance with the previous sentence, and from time to time after Closing, without additional consideration, Seller shall (or, if appropriate, cause its Affiliates to) execute and deliver such further consents or instruments and take such other action as may be reasonably necessary for Purchaser to register any of Seller's Rights with any Governmental Entity as a trademark, service mark, company name, assumed name, trade name or otherwise.

                (c) The rights and obligations of the parties set forth in this Section 8.17 shall survive the Closing without limitation.

                Section 8.18 Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, will cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Collateral Agreements and to provide the other party with the intended benefits of this Agreement and the Collateral Agreements. Without limiting the foregoing, upon reasonable request of Purchaser, Seller shall, and Seller shall cause its Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Purchaser all right, title and interest in, to and under the Transferred Assets. If any party to this Agreement shall, following the Closing, have in its possession any asset or right (including with respect to any Seller's Rights) which under this Agreement should have been delivered to the others, such party shall promptly deliver such asset or right to the others.

                Section 8.19 Release of Liens. At or prior to the Closing, Seller shall cause the release of all Liens (other than Permitted Liens) on the Transferred Assets, so that such Transferred Assets and rights are free and clear of any Liens (other than Permitted Liens).

                Section 8.20 Consents to Transfer Assets. Seller agrees that if any required Consent to the transfer of any Transferred Asset to Purchaser as provided for herein and set forth on Schedule 8.20 is not obtained prior to Closing, Seller shall provide Purchaser with all of the benefits of such Transferred Asset as though the required Consents had been obtained (and, to the extent, but, notwithstanding anything herein to the contrary, only to the extent, such benefits are provided, Purchaser shall assume the corresponding obligation) and shall continue to use reasonable best efforts to obtain such Consent.

                Section 8.21 Employment Matters. Seller shall make available to Purchaser all employees of the Business for the purposes of interviewing and hiring. Purchaser agrees and undertakes to extend to every employee of Seller an offer of employment with the same base salary that each such employee has with Seller immediately prior to the date hereof (other than with respect to J. Alden Philbrick, IV and Michael Altenburger, whose terms of employment shall be governed by the Employment Agreements), with employee benefits substantially similar, in the aggregate, to similarly situated employees of SCOA and its subsidiaries (with the exception of SCOA's defined benefit pension plan), with recognition of all prior employment by Seller as employment by Purchaser for the purposes of benefit vesting, and with group health care coverage made available to all such employees without any limitation (but only to the extent such limitations did not apply to the employees under the applicable group health plan of Seller) or exclusion for preexisting conditions. Seller shall furnish to Purchaser such employee information and records and such descriptions of personnel policies, procedures and benefits plans applicable to employees of the Business as Purchaser may reasonably request and such information, records and descriptions shall be subject to the provisions of Section 8.12 hereto. Seller shall cooperate with the efforts of Purchaser to cause such employees to accept any offers of employment by Purchaser and shall not make any competing offer of continued employment to any individual whom Purchaser desires to employ in the Business. Seller does not intend to maintain a group health plan after Closing, and Purchaser shall be liable for and reimburse Seller for any liability or obligations which Seller might incur or for which Seller might become obligated under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to employees of the Business (and their eligible dependents) arising in connection with their termination of employment with Seller.

                Section 8.22 Bulk Sales Laws. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including
Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction ("Bulk Sales Laws"). This provision shall not be deemed to in any way limit the indemnity provided for in Article X hereof.

                Section 8.23 No Solicitation of Employees. For a period of three
(3) years after the Closing Date, Seller shall not, and shall cause its Affiliates (other than Friedman, Billings, Ramsey Group, Inc.) not to, directly or indirectly, without the prior written consent of Purchaser, solicit, employ or contract with any employee of Seller who has accepted employment with Purchaser pursuant to Section 8.21 hereto (each, a "Transferred Employee"); provided that nothing shall prohibit Seller and its Affiliates from performing, or having performed on their behalf, a general solicitation for employees not specifically focused at the Transferred Employees through the use of media, advertisement, electronic job boards or other general, public solicitations.

                Section 8.24 Collection of Accounts Receivables.

                (a) As of the Closing Date, Seller hereby authorizes Purchaser to open any and all mail addressed to Seller relating to the Business and delivered to the offices of the Business or otherwise to Purchaser if received on or after the Closing Date, and hereby appoints Purchaser its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Purchaser after the Closing Date with respect to the Accounts Receivable and any accounts receivables made payable or endorsed to Seller or its order, for Purchaser's own account.

                (b) As of the Closing Date, Seller agrees that it promptly shall forward to Purchaser any monies, checks or negotiable instruments received by Seller after the Closing Date relating to the Accounts Receivable and any accounts receivables for Purchaser's own account.

                Section 8.25 Termination of Seller's Activities.

                (a) Purchaser acknowledges that it is the intention of Seller to terminate its status as a reporting company under the Exchange Act at the end of the calendar quarter in which settlement of the Contingent Payment occurs, and to conclude all actions necessary to discontinue its business and affairs (including without limitation all distributions to its stockholders and all associated accounting and tax reporting and returns) within one hundred eighty (180) calendar days of the Closing. Purchaser agrees that it shall pay reasonable and documented expenses actually incurred by Seller which are directly related to the termination of Seller's business and affairs up to US$150,000. Purchaser agrees to settle such expenses within five (5) Business Days of Seller's written invoice therefor including any other documentation reasonably requested by Purchaser.

                (b) Purchaser agrees that it shall preserve and keep all material books and records of Seller included within the Transferred Assets for a period of at least three

(3) years from the Closing Date and, subject to Section 8.12, provide Seller with reasonable access, upon reasonable prior notice, to such material books and records.

                (c) Purchaser agrees that it shall make J. Alden Philbrick, IV and Michael Altenburger available to Seller to assist Seller in the termination of its business and affairs.

                Section 8.26 Cancellation of Stock Options. Seller shall cancel the stock options of J. Alden Philbrick, IV which are unvested as of the Closing Date for the purchase of additional shares of Seller without compensation consistent with the terms of Seller's stock option plan.

                Section 8.27 Payoff Amount. Seller shall promptly use the Payoff Amount to pay, satisfy, discharge and perform in respect of all liabilities, obligations and indebtedness of Seller under the Bank Credit Agreements as of the Closing Date.

                                   ARTICLE IX

                                   TERMINATION

                Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Stockholder
Approval:

                (a)     by mutual written consent of Purchaser and Seller;

                (b)     by either Purchaser or Seller:

                        (i) if the Stockholder Approval is not obtained at the Stockholder Meeting;

                        (ii) if the transactions contemplated by this Agreement shall not have been consummated by May 31, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to occur on or before the Termination Date; or

                        (iii) there shall be any Law or Order that has the effects set forth in Section 5.3(b);

                (c) by Seller, (i) (A) if Purchaser shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Purchaser such that the closing condition set forth in Section 5.5(b) would not be satisfied or (B) if there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the closing condition set forth in Section 5.5(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Purchaser within thirty (30) Business Days after Purchaser receives written notice of such breach from Seller;

                (d)     by Purchaser:

                        (i) (A) if Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Seller such that the closing condition set forth in Section 5.4(b) would not be satisfied or (B) if there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 5.4(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Seller within thirty
                (30) Business Days after Seller receives written notice of such breach from Purchaser;

                        (ii) in the event that prior to obtaining the Stockholder Approval (A) an Adverse Recommendation Change shall have occurred, (B) Seller shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Seller that its stockholders vote in favor of the transactions contemplated hereby, (C) the Board of Directors of Seller shall have failed to publicly reaffirm its recommendation of this Agreement or the transactions contemplated hereby within five
                (5) Business Days after Purchaser requests in writing that such recommendation or determination be reaffirmed, (D) a tender or exchange offer relating to any Seller Shares shall have been commenced and Seller shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that Seller recommends rejection of such tender or exchange offer or (E) a Takeover Proposal is publicly announced, and Seller shall have failed to issue, within five (5) Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of Seller that its stockholders vote in favor of the transactions contemplated hereby; or

                        (iii)   if Seller breaches any of its obligations under
                Section 8.2.

                Section 9.2 Effect of Termination. Except as otherwise set forth in this Agreement, in the event of a termination of this Agreement by either Seller or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers or directors; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any material breach of this Agreement; and provided further, that the provisions of this Section 9.2, Section 8.12 (Confidentiality) Section 9.3 (Fees and Expenses), Section 9.4 (Termination Fee) and Section 11.6 (Publicity) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

                Section 9.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated. The filing fee payable in connection with the parties' compliance with the HSR Act shall be borne equally by Purchaser and Seller.

                Section 9.4 Termination Fees.

                (a)     If this Agreement shall be terminated pursuant to (i)
Section 9.1(b)(i), 9.1(b)(ii), 9.1(d)(i) or 9.1(d)(ii) and (A) at any time after the date hereof a Takeover Proposal shall have been publicly announced or otherwise communicated to Seller's Board of Directors and (B) within eighteen
(18) months of the termination of this Agreement, Seller enters into a definitive agreement with any third party with respect to a transaction similar to a Takeover Proposal or any such transaction is consummated or such a transaction is consummated then Seller shall upon the earlier to occur of the execution of such definitive agreement and such consummation pay Purchaser a non-refundable fee in an amount equal to five percent (5%) of the Purchase Price (the "Termination Fee"), payable by wire transfer of immediately available funds to an account designated in writing to Seller by Purchaser or (ii) Section 9.1(c)(ii) and 9.1(d)(iii) Seller shall pay Purchaser a non-refundable fee in the amount equal to the fees and expenses of Purchaser and its Affiliates incurred in connection with the transactions contemplated by this Agreement up to US$500,000.

                (b) Seller acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if Seller fails to promptly pay the Termination Fee, and, in order to obtain such payment Purchaser commences a suit which results in a judgment against Seller for the Termination Fee, Seller shall pay to Purchaser its costs and expenses (including attorney's fees) in connection with such suit, together with interest on the amount of the fee at the rate announced by Bank of America as its prime rate on the date on which the Termination Fee became payable, plus two percent (2%), per annum.

                (c)     If this Agreement shall be terminated pursuant to
Section 9.1(c)(i), Purchaser shall pay Seller a non-refundable fee in the amount equal to the fees and expenses of Seller and its Affiliates incurred in connection with the transactions contemplated by this Agreement up to US$500,000.

                Section 9.5 Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, subject to
Section 11.10, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X

                            SURVIVAL; INDEMNIFICATION

                Section 10.1 Survival of Indemnification Rights. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller contained in Article VI hereto and the representations and warranties of Purchaser in Article VII hereto shall survive the Closing and remain in full force and effect until the earlier to occur of (i) payment in full of the Contingent Payment payable pursuant to Section 4.1(b)(ii) by Purchaser to Seller or (ii) one hundred eighty (180) calendar days following the Closing Date; provided that if a claims notice has been provided within such one hundred eighty (180) calendar day period, they shall remain in full force and effect until final resolution thereof. The covenants and agreements of Seller contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article X shall survive for so long as any other Section of this Agreement shall survive. None of the Closing, Purchaser's waiver of any condition to the Closing or Purchaser's knowledge of any breach prior to the Closing, shall constitute a waiver of any of the rights Purchaser may have hereunder.

                Section 10.2 Seller Indemnification Obligations. Seller shall indemnify, defend and hold harmless Purchaser and any parent, subsidiary, associate, Affiliate, director, officer, stockholder or agent of Purchaser, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the "Purchaser Indemnified Parties") from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all out-of-pocket losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") which any such party may suffer, sustain or become subject to, to the extent resulting from or relating to:

                (a) any inaccuracy in, or breach of, any representation or warranty made by Seller under this Agreement or any Collateral Agreement;

                (b) any material breach or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement or any other Collateral Agreement;

                (c) the ownership or operation of the Transferred Assets or the conduct or operation of the Business or the activities of Seller in connection with the Transferred Assets or the Business on or prior to the Closing Date;

                (d) any applicable Bulk Sales Laws as a result of the actions contemplated by Section 8.22 hereto;

                (e) any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement; or

                (f)     the Retained Liabilities.

                Section 10.3 Purchaser Indemnification Obligations. Purchaser shall indemnify, defend and hold harmless Seller and any parent, subsidiary, associate, Affiliate, director, officer, stockholder or agent of Seller, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the "Seller Indemnified Parties") from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may suffer, sustain or become subject to, to the extent resulting from or relating to:

                (a) any inaccuracy in, or breach of, any representation or warranty made by Purchaser under this Agreement or any Collateral Agreement;

                (b) any material breach or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement or any other Collateral Agreement;

                (c) the ownership or operation of the Transferred Assets or the conduct or operation of the Business or the activities of Purchaser in connection with the Transferred Assets or the Business from and after the Closing; or

                (d)     the Assumed Liabilities.

                Section 10.4 Indemnification Procedure.

                (a) If any Purchaser Indemnified Party or Seller Indemnified Party (the "Indemnified Party") intends to seek indemnification pursuant to this
Article X, such Indemnified Party shall promptly notify the other party (the "Indemnifying Party"). The Indemnified Party will provide the Indemnifying Party with prompt notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Parties are materially prejudiced thereby.

                (b) If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within thirty (30) calendar days after receipt of such notice and upon notice to the Indemnified Party, assume, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it; provided, further, that if the Indemnified Party reasonably determines that representation by the Indemnifying Party's counsel of the Indemnifying Party and the

Indemnified Party may present such counsel with a conflict of interests, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel. Notwithstanding anything in this Section 10.4 to the contrary, no Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may conduct and control, through counsel of their own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with them in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

                Section 10.5 Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article X shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence of the Loss that gave rise to such indemnity claim.

                Section 10.6 Relation of Indemnity to Contingent Payment. The amount of the Contingent Payment shall be reduced by any amount that is owed hereunder by Seller to any Purchaser Indemnified Party. The rights of any Purchaser Indemnified Party under the preceding sentence are in addition to any other rights and remedies that such Purchaser Indemnified Party may have under this Agreement. Seller acknowledges and agrees that its obligations to Purchaser under this Agreement, including this Article X, are not limited to the amount of the Contingent Payment.

                Section 10.7 Indemnification Amounts. Notwithstanding any provision to the contrary contained in this Agreement, the Indemnifying Party shall not be obligated to indemnify the Indemnified Parties for any Losses pursuant to this Article X to the extent they are the result of any breach of any representation or warranty or failure to perform any covenant made by or on behalf of the Indemnifying Party unless and until the dollar amount of all Losses in the aggregate exceed US$10,000, in which case the Indemnifying Party will be obligated to indemnify the Indemnified Parties for the total amount of Losses including any amounts which would otherwise not be required to be paid by reason of this Section 10.7; provided that in no event shall the aggregate indemnification obligations of the Indemnifying Party pursuant to Section 10.2(a) or (b) (with respect to Seller) or Section 10.3(a) or (b) (with respect to Purchaser) hereto exceed US$2,000,000. Notwithstanding the foregoing, none of
(i), the Indemnified Parties' right to seek indemnification hereunder for any Losses arising out of criminal activity or fraud of the Indemnifying Party, (ii) Purchaser's right to seek indemnification under Section 10.2(c), (d), (e) or (f) or (iii) Seller's right to seek indemnification under Section 10.3(c) or (d), shall be subject to, or limited by, the limits contained in this Section 10.7.

                Section 10.8 Limitation on Liability. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, THE INDEMNIFICATION OBLIGATIONS THE INDEMNIFYING PARTY, AND THE RECOVERY BY THE INDEMNIFIED PARTY OF ANY LOSSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL THE INDEMNIFIED PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION) SUFFERED OR INCURRED BY THE INDEMNIFIED PARTY.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)     if to Purchaser, to

                        Sumitomo Corporation of America
                        600 Third Avenue
                        New York, New York 10016
                        Attn: Hirohiko Imura, Vice President Business Investment
                        Telecopy: (212) 207-0830

                        with a copy to:

                        Dewey Ballantine LLP
                        1301 Avenue of the Americas
                        New York, New York  10019
                        Attn: Morton A. Pierce
                              Michael J. Aiello
                        Telecopy: (212) 259-6333

                (b)     if to Seller, to

                        McGuireWoods LLP
                        1750 Tysons Blvd., Suite 1800
                        McLean, VA  22102-4215
                        Attn: Clive R.G. O'Grady
                        Telecopy: (703) 712-5248

                        with a copy to:

                        McGuireWoods LLP
                        1750 Tysons Blvd., Suite 1800
                        McLean, VA  22102-4215
                        Attn: Waller T. Dudley
                        Telecopy: (703) 712-5220

                Section 11.2 Interpretation.

                (a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

                (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                (c) This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

                (d) The words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation."

                (e) The term "ordinary course of business" (or similar terms) shall be deemed to be followed by the words "consistent with past practices."

                Section 11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                Section 11.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein)
(i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) other than with respect to the matters set forth in Article X (Indemnification), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                Section 11.5 Governing Law.

                (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Law thereof.

                (b) Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America, in either case sitting in the Borough of Manhattan, New York, New York, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement, the Voting and Support Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York state or federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York state or federal court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1 hereof. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

                (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE VOTING AND SUPPORT AGREEMENTS OR ANY OF THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(c).

                Section 11.6 Publicity. Except as required by Law, neither party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party hereto as to the form and substance of such press release or statement.

                Section 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                Section 11.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

                Section 11.9 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

                Section 11.10 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of the parties hereto and that specifically refers to this Agreement.

                Section 11.11 Expenses. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





                                OXFORD FINANCE ACQUISITION CORP.



                                By: /s/ Hirohiko Imura
                                   ---------------------------------
                                    Hirohiko Imura
                                    President



                                OXFORD FINANCE CORPORATION



                                By: /s/ J. Alden Philbrick, IV
                                   ---------------------------------
                                    J. Alden Philbrick, IV
                                    Chief Executive Officer

                                    EXHIBIT A

                          DEFINITIONS AND DEFINED TERMS

                (a) As used in this Agreement, the following terms shall have the following meanings:

                "Affiliate" shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.


                "Bank Credit Agreements" shall mean (i) the Master Loan and Security Agreement dated October 17, 2003 by and among Seller, National City Bank as Administrative Agent and Bank of America as the other Lender named therein in the maximum principal amount of $35,000,000 and (ii) the Master Loan and Security Agreement dated November 27, 2002 by and between Farmers & Mechanics Bank and Seller in the maximum principal amount of $7,500,000.

                "Bankruptcy and Equity Exception" shall mean, in respect of any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights and remedies generally and, with respect to the enforceability of any agreement, contract or commitment, by general principles of equity, including principles of commercial reasonableness, public policy, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                "Business Day" shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

                "Code" shall mean the Internal Revenue Code of 1986, as amended.

                "Cogent" shall mean Cogent Neuroscience, Inc.

                "Cogent Asset" shall mean all rights of Seller in the Portfolio Property of Cogent.

                "Collateral Agreements" shall mean the Bill of Sale, the Assignment and Assumption Agreements, the Employment Agreements, the Trademark Assignment Agreement, the Domain Name Assignment Agreement and the other assignment or transfer documents delivered at the Closing.

                "Confidentiality Agreement" shall mean the confidentiality agreement, dated as of July 23, 2003, between Purchaser and Seller.

                "Consent" shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

                "Contract" shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

                "Credit Enhancement" shall mean any (a) security deposit, unapplied advance rental payment or dealer investment, (b) investment certificate, certificate of deposit, authorization to hold funds, hypothecation of account or like instrument, (c) letter of credit, guarantee, lease guarantee bond or postponement agreement, (d) recourse agreement, (e) security agreement,
(f) Property, (g) certificate representing shares or the right to purchase capital of or interests in, any Person or (h) bond or debenture, in each case pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Financing Contract.

                "Disposition Agreement" shall mean any agreement, contract or other arrangement (other than this Agreement) pursuant to which any interest in any Financing Contract or any payment due under any Financing Contract and related Credit Enhancement or with respect to any Portfolio Property is sold, used as collateral, transferred to or otherwise disposed of to any Person or Persons by Seller.

                "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                "Financing Contract" shall mean any contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) in existence on or prior to the Closing Date and any ancillary agreements relating thereto, in the form of (a) a lease of or rental agreement with respect to Property or (b) a sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of Property or
(c) a secured or unsecured financing of Property or (d) a secured or unsecured loan, and in each case, which with respect thereto: (i) Seller is the lessor, seller, lender, secured party or obligee (whether initially or as an assignee) or (ii) is between an obligor, on the one hand, and a lessor, seller, obilgee, secured party or assignee of any of the foregoing, on the other hand, and (1) which would be a Financing Contract if Seller were the lessor, seller, obligee, secured party or assignee of any of the foregoing thereunder and (2) with respect to which Seller is an assignee of the revenues or claims with respect thereto.

                "GAAP" shall mean U.S. generally accepted accounting principles as in effect from time to time.

                "Governmental Entity" shall mean any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.

                "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

                "Law" shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity, including any Environmental Law.

                "Liens" shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind or nature.

                "Material Adverse Effect" shall mean a fact, event, effect or circumstance which has had, or is reasonably likely to have, together with all similar or related facts, events, effects and circumstances, a material adverse effect on the condition (financial or otherwise), business, properties, assets, prospects or results of operations of the Transferred Assets, Assumed Liabilities or the Business taken as a whole or on the ability of Seller to perform its obligations hereunder or which would prevent, delay, impede or hinder consummation of the transactions contemplated hereby.

                "MGCL" shall mean the Maryland General Corporation Law, as amended.

                "Obligor" shall mean any Person that is an obligor, lessee or borrower under any Financing Contract.

                "Order" shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

                "Permits" shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any of the Business or the Transferred Assets.

                "Permitted Lien" shall mean:

                        (i) all agreements, leases, instruments, documents, liens and encumbrances which are described in Schedule 1 to this Exhibit A;

                        (ii) any Lien for Taxes not yet due and payable (or which are being contested in good faith and which are fully reserved for on the books, records and financial statements of Seller);

                        (iii) any Liens arising under Financing Contracts entered into by Seller in accordance with the terms of this Agreement or in compliance with the approvals or directives of Purchaser made pursuant to this Agreement;

                        (iv)    any Lien created by Purchaser;

                        (v) with respect to the Securities, restrictions on transfer by the terms of such Securities, by the terms of applicable shareholders agreements, pursuant to any legends on the certificates evidencing the Securities, and pursuant to any applicable lockup agreements, and under applicable securities laws;

                        (vi) any mechanic's or materialmen's lien, which an Obligor under a Financing Contract is required to remove;

                        (vii) any Lien on any Portfolio Property which is specifically permitted in accordance with the terms of the related Financing Contract (if any).

                "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.

                "Portfolio Property" shall mean Property with respect to which Seller is the lessor, seller or secured party, as the case may be, pursuant to the terms of a Financing Contract (whether initially or as an assignee).

                "Primary Portfolio Property" shall mean, with respect to a Financing Contract, the Portfolio Property that constitutes the primary or principal subject of, or collateral securing, such Financing Contract.

                "Property" shall mean all property and assets of whatsoever nature including personal property, whether tangible or intangible, and claims, rights and choses in action.

                "Proxy Statement" shall mean the proxy statement relating to the Stockholder Meeting, together with any amendments or supplements thereto.

                "Residual" shall mean the estimated value of Portfolio Property upon expiration of the Financing Contract to which it is subject, as determined by Seller and established on its books and records at the inception of such Financing Contract, as reflected on the books and records of Seller.

                "Reviewing Accountants" shall mean a public accounting firm or recognized life science industry expert as mutually agreed to by Seller and Purchaser.

                "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                "Seller's Knowledge" shall mean, with respect to a particular fact or other matter if (a) any of J. Alden Philbrick, IV, Chief Executive Officer of Seller, Michael J. Altenburger, Chief Financial Officer of Seller, Hans S. Houser, Vice President of Portfolio and Credit of Seller, Craig Bogle, Senior Contracts Manager of Seller or Mark Davis, Controller of Seller (each, a "Manager") is aware of such fact or other matter or (b) a Manager could be reasonably expected to discover or otherwise become aware of such fact or other matter in the ordinary course of normal day to day operations of such

Manager and consistent with industry practices and consistent with the requirements of the job of such Manager.

                "Superior Proposal" shall mean a bona fide written Takeover Proposal made by a third party to purchase at least eighty percent (80%) of the outstanding equity securities of Seller pursuant to a tender offer or exchange offer or to effect any merger, consolidation, business combination or sale of all or substantially all of the assets, recapitalization or similar transaction involving Seller (i) on terms which Seller's Board of Directors determines in good faith (after consultation with its legal and financial advisors) to be superior for the stockholders of Seller (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and any alternative proposed by Purchaser in accordance with Section 8.2(c) hereof and (ii) which is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror).

                "Takeover Proposal" shall mean any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of fifteen percent (15%) or more of the assets of Seller or fifteen percent (15%) or more of any class of equity securities of Seller, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning at least fifteen percent (15%) of any class of equity securities of Seller or (iii) any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction involving Seller other than the transactions contemplated by this Agreement.

                "Taxing Authority" shall mean any national, provincial, state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

                "Trademark" shall mean the mark "TODAY'S CAPITAL FOR TOMORROW'S CURES", U.S. Reg. No 2,764,398, registration date September 16, 2003, with respect to financing services (Int. Class 36).

                "Under-The-Hammer Analysis" shall mean the method for determining the value of the Company's Credit Enhancements based on the "Under-the-Hammer Value" percentages reflected on the Company's collateral risk analysis charts and tables for such Obligor that are generated in accordance with the Company's underwriting guidelines to reflect the existing equipment breakdown of such Portfolio Property.

                "U.S." shall mean the United States of America.

                "US$" shall mean the currency of the United States of America.

                (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                                                    Section
----                                                                    -------

Acceptable Evidence.................................................    4.2(a)
Accounts Receivable.................................................    2.1(h)
Acquisition Agreement...............................................    8.2(c)
Adjustment Amount...................................................    4.3(a)
Adverse Recommendation Change.......................................    8.2(c)
Agreement...........................................................    Preamble
Allocation Schedule.................................................    4.4
Assignment and Assumption Agreement.................................    3.1
Assumed Contracts...................................................    2.1
Assumed Liabilities.................................................    3.1
Balance Sheet.......................................................    2.1(a)
Benefit Plans.......................................................    6.7(a)
Bill of Sale........................................................    5.2(a)(i)
Bulk Sales Laws.....................................................    8.22
Business............................................................    Recitals
Closing.............................................................    5.1
Closing Date........................................................    5.1
Closing Date Adjustment Report......................................    4.2(a)
Closing Date Cash Payment...........................................    4.1(b)(i)
Contingent Payment..................................................    4.1(b)(ii)
Disclosure Schedule.................................................    Preamble Article VI
Domain Name Assignment Agreement....................................    5.2(a)(x)
Employment Agreements...............................................    Recitals
Environmental Law...................................................    6.16(b)
ERISA...............................................................    6.7(a)
ERISA Affiliate.....................................................    6.7(b)
Excess Cash.........................................................    4.1(c)
Excluded Assets.....................................................    2.2
Fairness Opinion....................................................    6.19
Filed SEC Documents.................................................    6.6
Final Closing Adjustment Report.....................................    4.2(d)
FIRPTA Certificate..................................................    5.2(a)(vii)
Hazardous Substance.................................................    6.16(c)
High Risk Obligor...................................................    4.2(a)
Income Statement....................................................    2.1(a)
Indemnified Party...................................................    10.4(a)
Indemnifying Party..................................................    10.4(a)
Losses..............................................................    10.2
Manager.............................................................    Definition of Seller's
                                                                        Knowledge
Notice of Adverse Recommendation....................................    8.2(c)
Objection Statement.................................................    4.2(b)
Out of Cash Date....................................................    4.2(a)
Owned Rights........................................................    6.18(a)

Term                                                                    Section
----                                                                    -------

Payoff Amount.......................................................    4.1(c)
Proprietary Rights..................................................    6.18(a)
Purchase Price......................................................    4.1(b)
Purchaser...........................................................    Preamble
Purchaser Indemnified Parties.......................................    10.2
Release.............................................................    6.16(d)
Retained Liabilities................................................    3.2
Representatives.....................................................    8.2(a)
SEC Documents.......................................................    6.5(a)
Securities..........................................................    2.1(f)
Securities Writeoff Amount..........................................    4.2(a)
Seller..............................................................    Preamble
Seller Indemnified Parties..........................................    10.3
Seller Financial Advisor............................................    6.19
Seller Permits......................................................    6.14(a)
Seller Shares.......................................................    6.20
Seller's Rights.....................................................    6.18(a)
Stockholder Approval................................................    6.2
Stockholder Meeting.................................................    6.21(a)
Stockholders Agreement..............................................    5.4(n)
Subscription Agreement..............................................    5.4(m)
Tax(es)                                                                 6.15(i)(i)
Tax Return..........................................................    6.15(i)(ii)
Termination Date....................................................    9.1(b)(ii)
Termination Fee.....................................................    9.4(a)
Trademark Assignment Agreement......................................    5.2(a)(ix)
Trade Secrets.......................................................    6.18(a)
Transferred Assets..................................................    2.1
Transferred Employee................................................    8.23
Undersecured Loan Amount............................................    4.2(a)
Voting and Support Agreements.......................................    Recitals